Preliminary Copy Dated February 9, 1995


                          SEARS, ROEBUCK AND CO.
                               SEARS TOWER
                         CHICAGO, ILLINOIS 60684


                             February   , 1995


EDWARD A. BRENNAN
Chairman of the Board

Dear Shareholder:


The Company will hold a special meeting of shareholders on         , March
, 1995 to consider and vote on a proposal to separate its Sears Merchandise and Allstate Insurance businesses. I have recommended this ``spin-off'' proposal to the Board of Directors, and it has unanimously approved it. The Board and I recommend that you vote FOR the proposal.

Under the proposal, each Sears common shareholder would receive, as a special tax-free dividend, just under one share of Allstate stock for each Sears common share. In other words, you would own two separate stocks-Sears and Allstate-that together would represent the combined investment currently represented by only your Sears stock. The value of the Allstate stock you would receive will, of course, depend on market prices at the time of the spin-off. However, based on a February 8, 1995 Sears stock price of $48 and an Allstate stock price of $26-1/4, the estimated value of the special dividend would be approximately $24 per Sears common share and the Sears stock price would be expected to decrease by a similar amount after the spin-off. After the spin-off, your combined dividends on the two stocks are expected to be approximately $1.64 (as compared to the current annual dividend of $1.60 on your Sears stock).


We believe the timing is right for Sears and Allstate to operate independently. Each business has strong management, good operating performance and financial strength. We believe that, as focused companies, Sears and Allstate can perform even better. Sears would continue to operate its domestic and international merchandise and credit operations, and Allstate would continue to operate its property, life and other insurance operations.

Sears and Allstate have their own financial, investment and operating characteristics. Separating the two companies would enable management of each of them to concentrate attention and financial resources on its own business without regard to the objectives and policies of the other business. As completely separate companies, Sears and Allstate each would be able to offer employees stock plans tied directly to the results of their efforts, unaffected by the performance of the other business. Finally, we believe that this proposal would allow investors to evaluate better each business, enhancing the likelihood that each would achieve appropriate market recognition for its performance.

This proposal is another of the actions we have initiated in recent years designed to enhance shareholder value. As you know, the corporate repositioning program of 1993 involving our financial services businesses made the Company stronger by significantly reducing debt and strengthening its financial condition.

The meeting will begin promptly at 10 a.m. in the Arthur Rubloff Auditorium of the Chicago Historical Society, Clark Street at North Avenue, Chicago, Illinois. The official Notice of Meeting, proxy statement and form of proxy are included with this letter.

The vote of every shareholder is particularly important for this special meeting. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

Sincerely,

(signed)

Edward A. Brennan


                          SEARS, ROEBUCK AND CO.
                               SEARS TOWER
                         CHICAGO, ILLINOIS 60684


                             February   , 1995


DAVID SHUTE
Senior Vice President
General Counsel
and Secretary



NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


A special meeting of shareholders (the ``Special Meeting'') of Sears, Roebuck and Co. (the ``Company'') will be held in the Arthur Rubloff Auditorium of the Chicago Historical Society, Clark Street at North Avenue,
Chicago, Illinois, on         , March  , 1995, at 10:00 a.m., to consider
and vote on a proposal (the ``Distribution Proposal'') that, as described more fully in the attached Proxy Statement, provides for the distribution (the ``Distribution'') to the holders of the Company's common shares, par value $.75 per share (``Sears Common Shares''), of all 360,500,000 shares of the common stock, par value $.01 per share (``Allstate Common Stock''), of The Allstate Corporation (``Allstate'') that are owned by the Company.


The Distribution will result in approximately 80.2% of the outstanding shares of Allstate Common Stock being distributed to holders of Sears Common Shares. The remaining Allstate Common Stock was sold to the public in June 1993.


Holders of record at the close of business on February   , 1995 of Sears
Common Shares or of the Company's Series A Mandatorily Exchangeable Preferred Shares are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Holders of record of the Company's 8.88% Preferred Shares, First Series are not entitled to vote at the Special Meeting and accordingly no form of proxy is enclosed with the accompanying Proxy Statement mailed to such holders. No business other than the Distribution Proposal will be considered at the Special Meeting or at any adjournment or postponement thereof.


As described more fully in the accompanying Proxy Statement, action taken at the Special Meeting may entitle shareholders who are entitled to vote and who fulfill the requirements of Section 623 of the New York Business Corporation Law (a copy of which is included in Appendix D to the Proxy Statement) to receive payment for their shares.

By Order of the Board of Directors,

(signed)

David Shute
Secretary

                          YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy and mail it promptly in the envelope provided, which requires no postage if mailed in the United States.

                          SEARS, ROEBUCK AND CO.
                    PROXY STATEMENT FOR SPECIAL MEETING

                         PROXY STATEMENT SUMMARY

This summary is qualified by the more detailed information set forth elsewhere in this Proxy Statement, which should be read in its entirety.

                            The Special Meeting

Date, Time and Place of the Special Meeting. The Special Meeting of Shareholders (the ``Special Meeting'') of Sears, Roebuck and Co. (the ``Company'') will be held in the Arthur Rubloff Auditorium of the Chicago Historical Society, Clark Street at North Avenue, Chicago, Illinois, on March , 1995, at 10:00 a.m.


Purpose of the Special Meeting. The Special Meeting is being held to consider and vote on a proposal (the ``Distribution Proposal'') to approve the distribution (the ``Distribution''), subject to the conditions described elsewhere in this Proxy Statement, to the holders (``Sears Common Shareholders'') of the Company's common shares, par value $.75 per share (``Sears Common Shares''), of all 360,500,000 shares of the common stock, par value $.01 per share (``Allstate Common Stock''), of The Allstate Corporation (``Allstate'') that are owned by the Company.


Recommendation of the Company's Board. The Board of Directors of the Company, including the five directors who are also directors of Allstate, has unanimously approved the Distribution Proposal and recommends that shareholders vote FOR the Distribution Proposal. For a description of the reasons for the Distribution, see ``The Distribution Proposal-Background and Reasons for the Distribution''.

Special Meeting Record Date.  February   , 1995 (the ``Special Meeting
Record Date'').


Voting. At the Special Meeting, each holder of record as of the Special Meeting Record Date of Sears Common Shares or of Series A Mandatorily Exchangeable Preferred Shares (``PERCS'') will be entitled to one vote for each share held as of such date. Holders of record of the Company's 8.88% Preferred Shares, First Series (the ``8.88% Preferred Shares'') are not entitled to vote at the Special Meeting.

The Company is seeking approval of the Distribution Proposal by the holders of at least two-thirds of the outstanding shares entitled to vote at the Special Meeting. However, if the Distribution Proposal is approved by the holders of less than two-thirds of the outstanding shares, but is approved by the holders of a majority of the shares voted at the Special Meeting, the Company may request a court to rule that shareholder approval is not required and consummate the Distribution if a favorable ruling is obtained.

Appraisal Rights. Shareholders of the Company (including holders of PERCS) who are entitled to vote at the Special Meeting and who do not vote for the Distribution Proposal and who dissent by complying with the procedures required by the New York Business Corporation Law (the ``NYBCL'') may have the right to receive, instead of the Distribution, payment for the fair value of their shares. However, the Company expects to request a court to rule that no such right exists by reason of the Distribution. See ``The Special Meeting-Appraisal Rights.''

Certain Considerations. Shareholders should consider the factors discussed under ``Certain Considerations'' in this Proxy Statement and those discussed under ``Certain Factors Affecting The Allstate Corporation'' in the Allstate Appendix, as well as other information set forth herein, before acting on the Distribution Proposal.

                             The Distribution


Shares to be Distributed. The Distribution will be made to Sears Common Shareholders of record as of the Distribution Record Date (as defined below), which has not yet been established. Each such shareholder will receive an estimated 0.93 share of Allstate Common Stock for each Sears Common Share held. The actual fraction will depend on the number of Sears Common Shares outstanding on the Distribution Record Date and cannot be exactly determined until such date. Factors that will affect the fraction include (i) the number of Sears Common Shares to be exchanged for PERCS and
(ii) the number of employee stock options that are exercised through the Distribution Record Date. See ``The Distribution Proposal-Determination of the Distribution Ratio.''

Prior to the Distribution Record Date, the Company intends to exchange Sears Common Shares for the PERCS, which are outstanding in the form of
28.75 million depositary shares. Holders of the PERCS who continue to hold such Sears Common Shares through the Distribution Record Date will be entitled to receive the Distribution.


Distribution Record Date. The ``Distribution Record Date'' will be established by the Board shortly before the Distribution.

Distribution Date. The ``Distribution Date'' will be established by the Board following the Special Meeting and is presently expected to be in mid-1995. On the Distribution Date, the Company will deliver shares of Allstate Common Stock to a distribution agent to be selected by the Company (the ``Distribution Agent''). The Distribution Agent will mail stock certificates as soon as practicable thereafter. See ``The Distribution Proposal-Manner of Effecting the Distribution.''

Fractional Share Interests. No certificates representing fractional shares will be issued. Fractional share interests will be sold by the Distribution Agent and the net proceeds (after deduction of brokerage fees) will be remitted to shareholders who would otherwise be entitled to the fractional shares.

Conditions to the Distribution. There are several conditions to the Distribution. In general, these conditions may be waived by the Board. Even if all conditions are satisfied, the Board has reserved the right to abandon or defer the Distribution. See ``The Distribution
Proposal-Conditions; Termination'' and ``-Federal Income Tax Aspects of the Distribution.''

Reasons for the Distribution. The Distribution is designed to separate the Company's domestic and international merchandising and credit operations from Allstate's property, liability, life and other insurance operations. The separation of these businesses, which have distinct financial, investment and operating characteristics, will enable management of each business group to concentrate its attention and financial resources on its own business group without regard to the corporate objectives and policies of the other business group. Further, as separate companies, the Company and Allstate will each be able to offer prospective and current employees (including management) stock plans tied directly to the results of their efforts and unaffected by the performance of the other group. Also, the Board believes that the Distribution will allow investors to evaluate better the performance and investment characteristics of each business group, enhancing the likelihood that each will achieve appropriate market recognition of its performance. See ``The Distribution Proposal-Background and Reasons for the Distribution.''

Tax Consequences. The Company has conditioned the Distribution on receipt of a ruling from the Internal Revenue Service to the effect, among other things, that receipt of Allstate Common Stock by Sears Common Shareholders will be tax-free for federal income tax purposes. The Board has reserved the right to waive the receipt of such a ruling, but will not do so unless, in the Board's judgment, based on an opinion of counsel, the receipt of Allstate Common Stock will be tax-free. See ``The Distribution Proposal-Federal Income Tax Aspects of the Distribution.'' For a description of the consequences to the Company, its shareholders, and Allstate if the Distribution were not to qualify as tax-free, see ``Certain Considerations-Certain Tax Considerations.''

Accounting Treatment. If the shareholders of the Company approve the Distribution Proposal at the Special Meeting, the Company will thereafter present the business of Allstate and its subsidiaries as a discontinued operation to the extent financial information for periods prior to the Distribution is required to be included in the Company's historical financial statements. After the Distribution, the business of Allstate and its subsidiaries will continue to be reflected in separate consolidated financial statements of Allstate.

Principal Business to be Retained by the Company. Following the Distribution, the principal business of the Company will be its merchandising operations in the United States, Canada and Mexico. The Company is among the largest retailers in the world, on the basis of sales of merchandise and services. See ``Business of the Company After the Distribution.''


Post-Distribution Dividend Policies. It is currently expected that, following the Distribution, the sum of the annual dividends to be received by a Sears Common Shareholder who retains the Allstate Common Stock received in the Distribution will be approximately $1.64 (as compared to the Company's current annual dividend rate of $1.60 per Sears Common Share). It is also expected that the Company will pay approximately $.92 of this amount and that Allstate will continue to pay dividends at its current rate of $.78 per share of Allstate Common Stock (of which approximately $.72 would be attributable to the estimated 0.93 share of Allstate Common Stock that will be distributed for each Sears Common Share in the Distribution). No such dividends have been declared, however, and the actual amount of such dividends will remain subject to the discretion of the respective Boards of Directors of the two companies and will depend on results of operations, cash requirements, future prospects and other factors. See ``The Distribution Proposal-Certain Considerations-Dividend Policies.''


Trading Market. Sears Common Shares are expected to continue to be listed on the New York Stock Exchange (``NYSE''), the Chicago Stock Exchange (``CSE'') and the Pacific Stock Exchange (``PSE'') and on several foreign stock exchanges. Allstate Common Stock is expected to continue to be listed on the NYSE and the CSE.

The market price of Sears Common Shares and Allstate Common Stock after the Distribution will be determined by the marketplace. It is expected that the market price of a Sears Common Share after the Distribution will decline to reflect the market value of the estimated 0.93 share of Allstate Common Stock to be received in the Distribution for each Sears Common Share. The market price of Allstate Common Stock after the Distribution may be influenced by many factors, including, among others, the market impact of the substantial increase in the number of shares of Allstate Common Stock available to trade in the market following the Distribution. See ``Certain Considerations-Changes in Trading Prices of Sears Common Shares and Allstate Common Stock.''

Comparison of Rights of Shareholders of the Company and Allstate. After the Distribution, the rights of the Company's shareholders will be governed by New York law and the Company's charter documents. The rights of Allstate's stockholders will be governed by Delaware law and Allstate's charter documents. There are significant differences between New York and Delaware law, and between the charter documents of the Company and Allstate, which affect the rights of shareholders, including statutory differences relating to shareholder votes for mergers or other corporate reorganizations and the regulation of certain business combinations with ``interested shareholders''. In addition, dissenters' rights are generally more limited under Delaware law than under New York law. See ``Comparison of Rights of Shareholders of the Company and Allstate.''


                      Selected 1994 Operating Results

Sears. The Company reported 1994 fourth-quarter consolidated net income of $685 million, or $1.74 per common share, compared with net income of $545 million, or $1.39 per common share in 1993. Fourth quarter earnings included a $195 million extraordinary gain resulting from the early extinguishment of debt related to Sears Tower, a $104 million provision (after minority interest) for additional California earthquake catastrophe losses and an $80 million charge (after minority interest) for Allstate's early retirement program. The 1994 results reflect improved performance in domestic operations at the Sears Merchandise Group on higher merchandise sales, a lower provision for uncollectible accounts due to a favorable trend in write-offs and a lower ratio of selling and administrative expenses to revenues, and better underwriting results, excluding the California earthquake catastrophe losses, at Allstate.

The Company's consolidated net income for the year was $1.45 billion, or $3.66 per common share, compared with 1993 net income of $2.37 billion, or $6.13 per common share. Results for 1994 included $846 million in insurance catastrophe losses from the California earthquake (without giving effect to a $65 million benefit after taxes and minority interest from the release of excess Hurricane Andrew catastrophe reserves), the extraordinary gain from the early extinguishment of the Sears Tower debt and the charge for Allstate's early retirement program. Included in 1993 results were a $635 million gain for the initial public offering of Allstate, an $87 million favorable income tax adjustment resulting from federal income tax legislation, $176 million of income from discontinued operations and $211 million of extraordinary losses related to the early paydown of debt. The results in 1994 reflect the significant impact of the California earthquake catastrophe losses, which more than offset improvements in the Sears Merchandise Group on higher merchandise sales, a lower provision for uncollectible accounts due to a favorable trend in write-offs and a lower ratio of selling and administrative expenses to revenues and improved underwriting performance at Allstate, excluding the California earthquake losses.

Allstate. Allstate reported fourth-quarter net income of $163 million, or $0.37 per share, compared with $259 million, or $0.57 per share in the 1993 period. The decline in 1994 earnings reflects $130 million of additional catastrophe losses for the California earthquake and a $100 million charge related to Allstate's early retirement program. Net income for 1994 was $484 million, or $1.08 per share, compared with 1993 net income of $1.30 billion, or pro forma earnings per share of $2.99. Results in 1994 were significantly impacted by after-tax catastrophe losses from the California earthquake of $1.06 billion (without giving effect to an $81 million after-tax benefit from the release of excess Hurricane Andrew catastrophe reserves) and the charge related to the early retirement program. For further discussion of Allstate's 1994 results, see "Selected 1994 Operating Results" and "1994 California Earthquake" in the Allstate Appendix.

                                 Allstate


Allstate is engaged, principally in the United States and Canada and primarily through agents working exclusively for Allstate, in property-liability insurance (including personal property and casualty insurance and business insurance) and life insurance. Allstate, with more than 20 million customers, is the country's second largest property-liability insurer on the basis of 1993 statutory premiums earned and is a major life insurer. See ``Business of Allstate'' in the Allstate Appendix.

Shareholders should consider all of the factors discussed under ``Certain Factors Affecting the Allstate Corporation'' in the Allstate Appendix, including the inherent uncertainty in the process of establishing property-liability loss reserves and the potentially significant impact on the financial condition and results of operations of property-liability insurers of claims arising out of catastrophes, before acting on the Distribution Proposal.





Additional information regarding Allstate and the Allstate Common Stock is set forth or incorporated by reference in the Allstate Appendix, which is attached hereto as Appendix A and constitutes a part of the Proxy
Statement. The Allstate Appendix should be read in its entirety.


                          SEARS, ROEBUCK AND CO.
                 HISTORICAL SUMMARY FINANCIAL INFORMATION

The following table sets forth certain summary consolidated financial information of the Company for the year-to-date periods ended October 1, 1994 and September 30, 1993 and the five years ended December 31, 1993. The summary information has been derived from and should be read in conjunction with the financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994, both of which are incorporated herein by reference. Discontinued operations include the operating results and financial position of Dean Witter, Discover & Co. and Coldwell Banker's residential services businesses and commercial division.


                Year-To-Date Through           Year Ended December 31,
                  Oct. 1, Sept. 30,
                   1994     1993      1993     1992     1991     1990     1989

(millions, except per common share data)

Operating results

Revenues          $38,480  $36,174  $50,838  $52,345  $50,983  $50,283  $48,466

Cost and expenses  36,523   33,592   47,234   52,479   48,568   48,069   45,383

Restructuring           -        -        -    3,108        -      265        -

Interest            1,090    1,147    1,498    1,511    1,681    1,746    1,634

Funding cost on
 securitized
 receivables          292      432      553      667      655      440      217

    Total funding
      costs         1,382    1,579    2,051    2,178    2,336    2,186    1,851

Operating income
 (loss)               867    1,435    2,106   (4,753)     734      203    1,449

Other income           84      685      852       54      139      153      139

Income (loss) be-
 fore income taxes
 (benefit) and
 minority interest    951    2,120    2,958   (4,699)     873      356    1,588

Income taxes (benefit)
   Current
     operations       117      171      401   (2,114)     (38)    (228)     234
   Fresh start
     adjustment         -        -        -        -        -     (139)       -

Income (loss) from
 continuing
 operations           769    1,865    2,409   (2,567)     916      713    1,311

Income from dis-
 continued
 operations             -      176      176      508      363      189      198

Extraordinary loss      -     (211)    (211)       -        -        -        -

Cumulative effect of
 accounting changes     -        -        -   (1,873)       -        -        -

Net income (loss)     769    1,830    2,374   (3,932)   1,279      902    1,509

Earnings (loss) per
 common share
   Income (loss)
     from continuing
     operations      1.92     4.82     6.22    (7.02)    2.65     2.08     3.74

   Net income
     (loss)          1.92     4.73     6.13   (10.72)    3.71     2.63     4.30

Cash dividends
 declared per
 common share        1.20     1.20     1.60     2.00     2.00     2.00     2.00


Financial position

Investments       $48,904  $46,419  $49,726  $42,176  $39,824  $33,746  $28,901

Receivables        20,940   18,365   20,168   18,254   16,814   18,339   18,483

Merchandise
 inventories        4,505    3,793    3,518    4,048    4,459    4,074    4,358

Property and
 equipment, net     5,684    5,298    5,529    5,483    5,842    5,484    5,027

Net assets of
 discontinued
 operations             -      357        -    3,086    2,416    2,134    1,966

Total assets       93,914   86,622   90,808   85,491   79,554   72,639   65,219

Insurance
 reserves          39,558   36,854   37,444   35,889   31,612   27,184   22,331

Short-term
 borrowings         6,573    4,032    4,929    4,608    2,215    7,882    7,058

Long-term debt     12,440   13,343   12,926   13,735   17,585   11,849    9,344

    Total debt     19,013   17,375   17,855   18,343   19,800   19,731   16,402

    Securitized
      receivables   4,615    6,352    5,791    7,812    8,330    6,040    3,526

    Total funding  23,628   23,727   23,646   26,155   28,130   25,771   19,928

Shareholders'
 equity            10,689   10,016   11,664   10,773   14,188   12,824   13,622

Book value per
 common share       26.77    25.01    29.58    27.89    40.29    37.38    39.77


Note: Series A Mandatorily Exchangeable Preferred Shares (PERCS) are considered common shares for purposes of calculating book value per common share and earnings (loss) per common share. For the year ended December 31, 1992, including PERCS as common shares resulted in an anti-dilutive impact on the loss per common share calculation. Excluding the PERCS from the calculation, the loss per common share from continuing operations and net loss per common share for the year ended December 31, 1992 would have been ($7.78) and ($11.73), respectively. The net loss applicable to common shares, including all preferred share dividends, for the year ended December 31, 1992 was $4.05 billion. Financial position for Oct. 1, 1994 and Dec. 31, 1993 reflects the adoption of new accounting rules for certain investments in debt securities. Operating results and financial position for 1994, 1993 and 1992 reflect the adoption of new accounting rules for postretirement and postemployment benefits.


                            SEARS, ROEBUCK AND CO.
                   PRO FORMA SUMMARY FINANCIAL INFORMATION

The following table sets forth certain summary consolidated pro forma financial information of the Company for the year-to-date period ended October 1, 1994 and the year ended December 31, 1993. The pro forma information gives effect to the current assumptions relating to the proposed spin-off of Allstate, the contemplated divestiture of Homart at book value and other adjustments as described under ``Sears, Roebuck and Co. Notes to Pro Forma Condensed Consolidated Financial Statements.'' The summary information has been derived from and should be read in conjunction with the pro forma condensed consolidated financial statements included herein and the financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994, both of which are incorporated herein by reference.

                                            Year-To-Date
                                               Through      Year Ended
                                               Oct. 1,       Dec. 31,
(millions, except per common share data)        1994           1993

Operating results

Revenues                                       $22,201        $29,593

Cost and expenses                               20,432         27,456

Interest                                           913          1,250

Funding cost on securitized receivables            292            432

   Total funding costs                           1,205          1,682

Operating income                                   856            887

Other income                                        30            115

Income before income taxes and minority interest   886          1,002

Income taxes                                       360            345

Income from continuing operations                  524            649

Earnings from continuing operations per
  common share                                    1.29           1.62

Cash dividends declared per common share          0.69           0.92


Financial position

Retail customer receivables                    $16,702

Merchandise inventories                          4,505

Property and equipment, net                      4,522

Total assets                                    30,221

Short-term borrowings                            5,835

Long-term debt                                   9,543

   Total debt                                   15,378

   Securitized receivables                       4,615

     Total funding                              19,993

Shareholders' equity                             3,840

Book value per common share                       9.08

Note: Series A Mandatorily Exchangeable Preferred Shares are considered common shares for purposes of calculating book value per common share and earnings from continuing operations per common share.

                              THE SPECIAL MEETING

This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies on behalf of its Board to be used
at the Special Meeting to be held on         , March  , 1995, at 10:00 a.m. in
the Arthur Rubloff Auditorium of the Chicago Historical Society, Clark Street at North Avenue, Chicago, Illinois, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's
shareholders on or about February   , 1995. The principal executive offices of
the Company are located at Sears Tower, Chicago, Illinois 60684, and the Company's telephone number at that address is (800) SEARS 80.


Purpose of the Special Meeting

The Special Meeting is being held to consider and vote on the Distribution Proposal. The Distribution Proposal is to approve the Distribution, subject to the conditions described elsewhere in this Proxy Statement, to Sears Common Shareholders of all 360,500,000 shares of Allstate Common Stock that are owned by the Company. The Distribution will result in approximately 80.2% of the outstanding shares of Allstate Common Stock being distributed to Sears Common Shareholders. The remaining Allstate Common Stock was sold to the public in June 1993.

The Board of Directors of the Company has unanimously approved the Distribution Proposal and recommends that shareholders vote FOR the Distribution Proposal. For a description of the reasons for the Distribution, see ``The Distribution Proposal-Background and Reasons for the Distribution.'' For a description of the conditions to the Distribution, see ``The Distribution Proposal-Conditions; Termination.''

Shareholders should consider the factors discussed under ``Certain Considerations'' and those discussed under ``Certain Factors Affecting The Allstate Corporation'' in the Allstate Appendix, as well as the other information set forth herein, before acting on the Distribution Proposal.

Voting Rights and Proxy Information


Only holders of record at the close of business on the Special Meeting Record Date of Sears Common Shares or PERCS will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. As of the
Special Meeting Record Date, there were             Sears Common Shares and
7,187,500 PERCS outstanding and entitled to vote at the Special Meeting. Such holders of shares (including PERCS) are entitled to one vote per share on the Distribution Proposal. Holders of record of the 8.88% Preferred Shares are not entitled to vote at the Special Meeting. The holders of one-third of the total number of shares (including PERCS) entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business at the Special Meeting.


The Company believes that under New York law, which governs the Distribution, a vote of shareholders is not required in connection with the Distribution. New York law requires the approval of the holders of at least two-thirds of a corporation's outstanding shares entitled to vote thereon for a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation. The Company believes that a dividend, such as the Distribution, is not an ``other disposition'' and, even if the Distribution were viewed as such, the Allstate Common Stock proposed to be distributed does not constitute ``all or substantially all'' the assets of the Company. Although the Company believes that shareholder approval is not required, the Company is seeking such approval because this issue has not been definitively settled under New York law. The Company is seeking approval of the Distribution Proposal by the holders of at least two-thirds of the outstanding shares entitled to vote at the Special Meeting. If the Distribution Proposal is approved by the holders of less than two-thirds of such outstanding shares, but is approved by the holders of a majority of the shares voted at the Special Meeting, the Company may request a court to rule that shareholder approval of the Distribution Proposal is not required and consummate the Distribution if a favorable ruling is obtained.

Abstentions and broker non-votes are counted as shares present for determination of a quorum. For purposes of determining whether the Distribution Proposal is approved by the holders of at least two-thirds of the outstanding shares entitled to vote at the Special Meeting, abstentions and broker non-votes will have the same effect as votes against the Distribution Proposal. For purposes of determining whether the Distribution Proposal has been approved by the holders of a majority of the shares voted at the Special Meeting, abstentions and broker non-votes will be treated as unvoted and will not be counted as votes for or against the proposal.

All Sears Common Shares that are represented at the Special Meeting by properly executed proxies received before or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated on such executed proxies. If no instructions are indicated on the executed proxies, shares represented by such proxies (including whole shares held for the account of shareholders in the Sears Dividend Reinvestment and Share Purchase Plan) will be voted FOR approval of the Distribution Proposal. No business other than the Distribution Proposal will be considered at the Special Meeting or any adjournment or postponement thereof.


The holders of record on the Special Meeting Record Date of depositary shares related to PERCS may instruct First Chicago Trust Company of New York, the Depositary for the PERCS (the ``Depositary''), as to the exercise of voting rights pertaining to the PERCS underlying their depositary shares by completing and returning to the Depositary the enclosed proxy no later than March , 1995. Because of the advance time needed by the Depositary to tabulate voting instructions and return a proxy to the Company, proxies received from depositary shares holders after March , 1995 may not be given effect. Any grant of discretionary authority on the proxy will be taken as a direction to the Depositary to give a discretionary proxy to the Company's proxy holders.
Upon receipt of proxies from the holders of record on February   , 1995 of
depositary shares, the Depositary will attempt to the extent possible to vote or cause to be voted in accordance with the holder's instructions the maximum number of whole PERCS relating to all depositary shares as to which any particular voting instructions are received. In the absence of voting instructions from the holder of a depositary share, the Depositary will abstain from voting (in effect, a vote against the Distribution Proposal).


Participants in The Savings and Profit Sharing Fund of Sears Employees who receive this Proxy Statement in their capacity as such participants will be receiving a voting instruction form in lieu of a proxy.

The persons named in the enclosed form of proxy will not use their discretionary authority to vote on adjournment of the Special Meeting in order to solicit further proxies. However, the chairman of the Special Meeting or the Board may adjourn the Special Meeting without a vote on such adjournment and without notice other than by announcement at the meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Corporate Election Services, Inc. at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Sears Common Shares and delivering it to Corporate Election Services, Inc. at or before the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, and any subsequent proxy, should be sent to Corporate Election Services, Inc., First & Market Building, 100 First Avenue, Suite 400, Pittsburgh, PA 15222-1507.

In connection with all meetings of shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a shareholder are kept confidential, except that disclosure may be made (i) to allow the independent election inspectors to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. The tabulator and the inspectors are independent of the Company, its directors, officers and employees. Comments written on proxies, consents or ballots, may be transcribed and provided to the Secretary of the Company with the name and address of the shareholder without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Information concerning which shareholders have not voted and periodic status reports on the aggregate vote, including break-downs of vote totals by different types of shareholders, provided that the Company is not able to determine how a particular shareholder voted, may be made available to the Company if the Company so requests.

The Company will pay the cost of all proxy solicitation. Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. D.F. King & Co., Inc. will assist in the distribution of proxy solicitation materials, collection of proxies and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $200,000, plus out-of-pocket expenses. The Company has also agreed to indemnify D.F. King & Co., Inc. against certain liabilities.

Appraisal Rights

If, under New York law, the Distribution constitutes a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, shareholders of the Company who are entitled to vote and who fulfill the requirements of Section 623 of the NYBCL will be entitled to dissent from the Distribution Proposal and receive, instead of the Distribution, payment for the fair value of their Company shares on the terms and conditions described below.

The Company does not believe that the Distribution would be a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company under New York law and, accordingly, does not believe that dissenters' rights to payment would arise by reason of the Distribution. The Company expects to request a court to rule that the Distribution does not entitle shareholders of the Company to receive payment for their shares. Moreover, if the holders of more than 1% of the outstanding shares entitled to vote at the Special Meeting purport to exercise such dissenters' rights to payment and the Company cannot obtain a ruling by a court to the effect that no such rights exist, the Company may elect not to proceed with the Distribution.

If, contrary to the Company's belief, such rights of dissent and payment are available, Section 910 of the NYBCL sets forth the rights of shareholders of the Company who object to the Distribution Proposal. Any shareholder of the Company (including holders of PERCS) who is entitled to vote and who does not vote in favor of the Distribution Proposal may be able to obtain payment in cash of the fair value of his or her shares by complying with the requirements of Section 623 of the NYBCL. The dissenting shareholder must file with the Company, before shareholders vote on the Distribution Proposal, a written objection including a notice of election to dissent, the dissenting shareholder's name and residence address, the number of Company shares as to which the objection applies and a demand for payment of the fair value of such shares if the Distribution is effected. Such objection is not required from any shareholder to whom the Company did not give proper notice of the meeting pursuant to which such vote was taken. Within 10 days after the vote of shareholders approving the Distribution Proposal, the Company must give written notice of such authorization to each such dissenting shareholder who filed written objection or from whom written objection was not required and who did not vote in favor of the Distribution Proposal. Within 20 days after the giving of such notice, any shareholder from whom written objection was not required and who elects to dissent from the proposed Distribution must file with the Company a written notice of such election, stating the dissenting shareholder's name and residence address, the number of shares of the Company as to which the notice applies and a demand for payment of the fair value of such shares. Shareholders may not dissent as to less than all of their shares and a nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. At the time of filing the notice of election to dissent or within one month thereafter, the shareholder must submit the certificates representing the shares to the Company or its transfer agent for notation thereon of the election to dissent after which such certificates will be returned to the shareholder. Failure to submit the certificates for such notation may result in the loss of dissenters' rights. Within 15 days after the expiration of the period within which shareholders may file their election to dissent, or within 15 days after consummation of Distribution, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Distribution Proposal), the Company must make a written offer (which, if the Distribution has not been consummated, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to pay for the Company shares at a specified price which the Company considers to be their fair value. The dissenting shareholder has a period of 30 days within which to accept such written offer. A shareholder may withdraw the notice of election to dissent at any time before accepting in writing the Company's offer, but in no case more than 60 days after the later of (x) the date of the consummation of the Distribution or (y) the date the Company makes its written offer (as described above). Thereafter, such withdrawal shall require the written consent of the Company. The Company may request a court to determine the rights of dissenting shareholders and to fix the fair value of their Company shares. If the Company does not institute such a proceeding, the dissenting shareholders may do so.

The foregoing summary does not purport to be a complete statement of the provisions of Sections 910 and 623 of the NYBCL and is qualified in its entirety by reference to those Sections, copies of which are attached as Appendix D hereto.

                            CERTAIN CONSIDERATIONS

Shareholders should consider the following factors, and those discussed under ``Certain Factors Affecting The Allstate Corporation'' in the Allstate Appendix, as well as the other information in this Proxy Statement.

General Effects of the Distribution


After the Distribution, the Company will no longer own any shares of Allstate Common Stock and the Company's consolidated financial statements will no longer reflect the Company's 80.2% interest in Allstate's shareholders' equity and results of operations. At October 1, 1994, the Company had total assets of $93.9 billion. After giving effect to the current assumptions relating to the Distribution, the contemplated divestiture of Homart at book value and certain other adjustments, all as if they had occurred on October 1, 1994, the Company would have had total assets of $30.2 billion on such date. See ``Sears, Roebuck and Co. Pro Forma Condensed Consolidated Financial Statements.'' In addition, the dividends paid by Allstate to the Company as an 80.2% shareholder of Allstate will no longer be available to the Company after the Distribution. Dividends paid by Allstate to the Company with respect to 1993 and 1994 totalled $329.8 million and $259.6 million, respectively. See ``Relationships Between the Company and Allstate-Business Relationships-Dividends.'' Conversely, Allstate will no longer have the Company available as a potential source of capital contributions or financial support. The Company made no cash contributions to Allstate in 1993, 1994 or 1995 (year to date).


Diversification


The Distribution will reduce the diversification of the Company's current consolidated operations as the Company will no longer own its 80.2% interest in Allstate. Although the Distribution will eliminate the Company's exposure to the trends and risks of the insurance industry, the Company will remain subject to the trends and risks of the retail and consumer credit industries (including seasonality). Allstate's businesses will continue to be subject to the trends and risks of the insurance industry (including catastrophe losses). See ``The Allstate Corporation-Certain Factors Affecting The Allstate Corporation'' in the Allstate Appendix. In addition, after the Distribution, Allstate's losses, including those resulting from catastrophes, will not be mitigated by earnings from the Company. On January 17, 1995, Allstate increased its gross provision for the January, 1994 California earthquake to $1.625 billion from $1.325 billion. See ``Recent Developments'' and ``1994 California Earthquake'' in the Allstate Appendix.


Changes in Trading Prices of Sears Common Shares and Allstate Common Stock


The market price of Sears Common Shares and Allstate Common Stock after the Distribution will be determined by the marketplace. It is expected that the market price of a Sears Common Share after the Distribution will decline to reflect the market value of the estimated 0.93 share of Allstate Common Stock to be received in the Distribution for each Sears Common Share. Based on February 8, 1995 closing prices of $48 for Sears Common Shares and $26-1/4 for Allstate Common Stock, the amount of such decline is estimated to be approximately $24 per Sears Common Share. The market price of Allstate Common Stock after the Distribution may be influenced by many factors, including, among others, the market impact of the substantial increase in the number of shares of Allstate Common Stock available to trade in the market following the Distribution. See ``The Distribution Proposal-Listing and Trading of Sears Common Shares'' and ``-Listing and Trading of Allstate Common Stock.''


The trustees or other fiduciaries of the respective trusts under the tax-qualified profit sharing plans (including employee stock ownership plan components) of the Company and Allstate will, on behalf of participating employees, dispose of (i) Allstate Common Stock held in such plan of the Company and (ii) Sears Common Shares held in such Allstate plan, except to the extent that employees elect to retain such shares that have been allocated to their plan accounts. The timing of such dispositions will be determined by the independent institutional trustees of the plan Company plan and the independent institutional investment manager appointed to direct the independent institutional trustees of the Allstate plan. The Company cannot predict the timing of such dispositions, but expects that they will occur during the first several months following the Distribution. Such dispositions are expected to be effected by exchanges of Sears Common Shares and Allstate Common Stock between plans, by open-market sales, or some combination of exchanges and sales. Immediately following the split of the existing plan of the Company, but prior to the Distribution, the Company plan and the Allstate plan that results from such split are presently estimated to hold approximately 8.4% and 5.7% of the Sears Common Shares outstanding, respectively. See ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Stock Transfers Between Qualified Plans.''

Certain Tax Considerations

The Company has conditioned the Distribution on the receipt of a favorable ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the ``Code''). The Board has reserved the right to waive receipt of the ruling as a condition to consummation of the Distribution. The Board will not waive such condition unless, in the Board's judgment, based on an opinion of counsel, the receipt of shares of Allstate Common Stock will be tax-free. See ``The Distribution Proposal-Federal Income Tax Aspects of the Distribution.'' Such a ruling, while generally binding upon the Internal Revenue Service, is subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling would be jeopardized. The Company is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. The Company and Allstate have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax-free. See ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Tax Sharing Agreement.''

If the Distribution were not to qualify under Section 355 of the Code, then in general a corporate tax would be payable by the consolidated group, of which the Company is the common parent, based upon the difference between (x) the fair market value of the 80.2% of the outstanding Allstate Common Stock owned by the Company and (y) the adjusted basis of such Allstate Common Stock. Under certain limited circumstances, Allstate has agreed to indemnify the Company for such tax liability. See ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Tax Sharing Agreement.'' In addition, under the consolidated return rules, each member of the consolidated group (including Allstate) is jointly and severally liable for such tax liability. Furthermore, if the Distribution were not to qualify as a tax-free spinoff, each Sears Common Shareholder receiving shares of Allstate Common Stock in the Distribution would be treated as if such shareholder had received a taxable distribution in an amount equal to the fair market value of Allstate Common Stock received, which would result in (x) a dividend to the extent of such shareholder's pro rata share of the Company's current and accumulated earnings and profits, (y) a reduction in such shareholder's basis in Sears Common Shares to the extent the amount received exceeds such shareholder's share of earnings and profits and (z) a gain from the exchange of Sears Common Shares to the extent the amount received exceeds both such shareholder's share of earnings and profits and such shareholder's basis in Sears Common Shares.

Loss of Tax Consolidation Benefits


After the Distribution, Allstate and its subsidiaries will no longer be included in the Company's consolidated tax return. Loss of the tax consolidation will have a negative impact on Allstate's 1995 net income that is presently estimated at less than $15,000,000. See ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Tax Sharing Agreement.''


Dividend Policies


It is currently expected that, following the Distribution, the sum of the annual dividends to be received by a Sears Common Shareholder who retains the Allstate Common Stock received in the Distribution will be approximately $1.64 (as compared to the Company's current annual dividend rate of $1.60 per Sears Common Share). It is also expected that the Company will pay approximately $.92 of this amount and that Allstate will continue to pay dividends at its current rate of $.78 per share of Allstate Common Stock (of which approximately $.72 would be attributable to the estimated 0.93 share of Allstate Common Stock that will be distributed for each Sears Common Share in the Distribution). No such dividends have been declared, however, and the actual amount of such dividends will remain subject to the discretion of the respective Boards of Directors of the two companies and will depend on results of operations, cash requirements, future prospects and other factors.


Relationships Between the Company and Allstate After the Distribution

For purposes of governing certain ongoing relationships between the Company and Allstate after the Distribution, the Company and Allstate have entered into or will enter into certain agreements. Such agreements include: (i) a Separation Agreement, providing for the Distribution; (ii) a Human Resources Allocation Agreement, providing for certain allocations between the Company and Allstate of responsibilities with respect to employee compensation, benefit and human resources matters; and (iii) a Tax Sharing Agreement. In addition, the Company currently has, and after the Distribution will continue to have, various contractual and other relationships with Allstate and its affiliates. Immediately after the Distribution, it is expected that the Company and Allstate will continue to share five common directors: Warren L. Batts, Edward
A. Brennan, William E. LaMothe, Nancy C. Reynolds and Donald H. Rumsfeld. In addition, Mr. James M. Denny, Vice Chairman and Acting Chief Financial Officer of the Company, presently serves as a director of Allstate, but expects to resign as a director following the completion of a transition period after the Distribution. Such common directors and Mr. Denny may have conflicting duties due to the ongoing relationships between the companies. The common directors and Mr. Denny have abstained, and will continue to abstain, from voting with respect to matters that present a significant conflict of interest between the companies. Further, the intercompany agreements described under the caption ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution'' have been approved by committees of each company's board of directors consisting exclusively of persons who are not directors or employees of the other company. See ``Relationships Between the Company and Allstate.''

                          THE DISTRIBUTION PROPOSAL

Background and Reasons for the Distribution


The Board regularly reviews the structure of the Company to determine if it continues to be in the best interest of the Company's shareholders. The proposal to effect the Distribution was discussed by the Board at a meeting on October 17, 1994. The Distribution Proposal was unanimously approved by the Board, including the five directors who are also directors of Allstate, at a meeting on November 9, 1994. At that meeting, the Board, with the advice of the Company's financial advisors, determined that the Distribution would be in the best interest of the Company and its shareholders. The Distribution is intended to increase the long-term value of the shareholders' investment for the reasons set forth below.


The Distribution is designed to separate two businesses with distinct financial, investment and operating characteristics. The Board believes that the Distribution will enable management of each business group to concentrate its attention and financial resources on its own business group without regard to the corporate objectives and policies of the other business group.

The Distribution also will permit the Company and Allstate to offer incentives that are more appropriate for the recruitment and retention of their respective employees (including management). By separating Allstate from the Company, the Company and Allstate will each be able to offer prospective and current employees stock plans that are tied more directly to the results of their efforts and unaffected by the performance of the other company. The Board has concluded that the Company's profit-sharing plan, employee stock ownership plan
(ESOP) and broad-based stock option program should be more directly dependent upon specific business group performance to provide incentives consistent with the Company's strategic goals.


The Board believes that the Distribution will allow investors (including participants in the Company's employee benefit plans) to evaluate better the performance and investment characteristics of each business group, enhancing the likelihood that each will achieve appropriate market recognition of its performance.


The Board unanimously recommends that shareholders vote FOR the Distribution Proposal.

Factors Considered by the Board


In reaching a decision to recommend the Distribution Proposal to the Company's shareholders, the Board considered: (i) the financial condition, results of operations, business and prospects of the Company and Allstate; (ii) the economic and competitive environment in which the Company and Allstate operate and the conditions in the merchandising industry and the insurance industry, respectively; (iii) the fact that the Distribution will enable the Company and Allstate to operate as focused, independent companies; (iv) the fact that the Distribution will improve the ability of each company to offer stock plans to its employees; (v) the beneficial effect of the Distribution on investors' ability to evaluate the performance and investment characteristics of each business group, enhancing the likelihood that each will achieve appropriate market recognition of its performance; (vi) the benefits of creating an opportunity for shareholders (including participants in the Company's employee benefit plans) to make an investment in the Company's merchandising business that would be unaffected by the insurance business and the catastrophic risk and potential earnings volatility related to the insurance business; (vii) the fact that the Distribution will enable investors to purchase or sell shares in either of the companies without affecting their holdings in the other; (viii) the oral and written presentations of Goldman, Sachs & Co. (``Goldman Sachs'') and Morgan Stanley & Co. Incorporated (``Morgan Stanley''); (ix) the possible impact of the Distribution on the credit ratings of the Company and Allstate;
(x) the possible effect of the Distribution on Allstate and its stockholders, including the benefits of the removal of a control block overhang (the market uncertainty resulting from ownership of a substantial majority of a corporation's stock by a single shareholder) and a substantial increase in market liquidity, as well as the detriments of loss of tax consolidation with the Company and the loss of Allstate's potential access to the Company's capital; (xi) the potential risks to completion of the Distribution; (xii) the terms of the Distribution Proposal; and (xiii) the intended tax-free nature of the Distribution. In view of the variety of the factors considered, the Board did not find it practical to, and did not, quantify or otherwise attempt to attach relative weights to the specific factors considered.


The Distribution Proposal is being proposed at the present time because the Board believes that the recent operating performances of the Company and Allstate, as well as the economic environment, make the timing right. The Board believes that each of the companies has strong management, good operating performance and financial strength. In addition, the relationships that once existed between the two companies have been significantly reduced as a result of a significant decrease in the number of Allstate agents located in Company stores and remaining relationships can continue through intercompany arrangements.

Opinions of Financial Advisors

In reaching a decision to recommend the Distribution Proposal, the Board considered the advice of the Company's financial advisors, Goldman Sachs and Morgan Stanley. Goldman Sachs and Morgan Stanley were selected to act as financial advisors to the Company based on their qualifications, expertise and reputation, as well as their investment banking relationships and familiarity with the Company and Allstate. The Board obtained opinions from both financial advisors because of the importance of the Board's decision to the Company and its shareholders. As noted in ``The Distribution Proposal-Background and Reasons for the Distribution'' and ``-Factors Considered by the Board'', the opinions of Goldman Sachs and Morgan Stanley were among many factors considered by the Board in determining to approve the Distribution.

A summary of the opinions rendered by Goldman Sachs and Morgan Stanley with respect to the Distribution is set forth below. The full text of such opinions, each dated as of the date hereof, which set forth certain assumptions made, matters considered and limitations on the review undertaken, are attached as Appendices B and C hereto and are incorporated herein by reference. Sears shareholders are urged to read such opinions carefully and in their entirety. The summary of each of the opinions of Goldman Sachs and Morgan Stanley set forth herein is qualified by reference to the full texts of such respective opinions. It is a condition to the consummation of the Distribution that each of Goldman Sachs and Morgan Stanley deliver opinions to the Board, to be dated as of the date of the Board's declaration of the special dividend (the ``Declaration Date''), in substantially the same form as the opinions set forth in Appendices B and C, respectively (see ``The Distribution Proposal-Conditions; Termination'').

Each of Goldman Sachs and Morgan Stanley believes that its analysis must be considered as a whole and that selecting portions of such analyses or any of the factors considered, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses and opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In performing its analyses, each of Goldman Sachs and Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Allstate's control. The analyses performed by Goldman Sachs and Morgan Stanley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

Opinion of Goldman Sachs. Goldman Sachs rendered to the Board its oral opinion on November 9, 1994, which oral opinion was subsequently confirmed in writing as of the date of this Proxy Statement, that as of the date thereof and based upon the matters set forth in such opinion and in light of the fact that the Distribution will be on a pro rata basis to each Sears Common Shareholder, it is of the opinion that the Distribution is fair to Sears Common Shareholders.

In arriving at its opinion, Goldman Sachs conducted discussions with members of management of the Company and Allstate with respect to the historical and current businesses and the future prospects of the Company and Allstate, the anticipated effects of the Distribution on the Company's and Allstate's initial and projected capital structures, cash flow and results of operations, and the plans and programs for the financing of current and projected capital and operating requirements of the Company and Allstate; analyzed certain historical business and financial information for the Company and Allstate; reviewed certain projections provided by the Company and Allstate for the Company and Allstate for 1994 through 1998; reviewed public information relating to the Company and Allstate including public financial statements; reviewed certain rating agency presentations; reviewed public information with respect to certain other companies in lines of business it believed to be generally comparable to certain of the businesses conducted by the Company and Allstate; considered the terms of other recent spin-off transactions; and conducted such other studies, analyses and investigations as it deemed appropriate.

Goldman Sachs relied upon the accuracy and completeness of the historical and forecasted financial and other information regarding the Company and Allstate and their business segments and subsidiaries provided by the Company and its subsidiaries and did not undertake any independent verification of any such information. Goldman Sachs assumed and did not independently verify the reasonableness of the projections provided by management in connection with its analysis of the Company and Allstate. Goldman Sachs did not make any appraisals nor was it furnished with independent appraisals of any of the assets of the Company or Allstate. Goldman Sachs assumed projections will be realized in amounts shown at times stated.

No limitations were imposed by the Company, Allstate or the Board upon Goldman Sachs with respect to the investigations made or the procedures followed by Goldman Sachs, except that Goldman Sachs was not requested or authorized to solicit, and did not solicit, any proposals for the acquisition of stock or assets of Allstate or the Company, nor did Goldman Sachs make any determination as to whether any such proposals could be obtained, if solicited.


In connection with the delivery of its opinion, Goldman Sachs discussed with the Board Goldman Sachs' views of (a) in the case of the Company, the benefits of creating an opportunity to make an investment in the Company's merchandising business that would be unaffected by the insurance business and the catastrophic risk and potential earnings volatility related to the insurance business; (b) in the case of Allstate, the benefits of removing a control block overhang, creating a substantial increase in market liquidity, and the benefits of independent access to equity capital, as well as the detriments of the loss of tax consolidation with the Company (with respect to which loss of tax consolidation Goldman Sachs assumed the accuracy of the Company's expectation that there would be no significant detriment associated therewith) and loss of access to the Company's capital; and (c) in the case of both the Company and Allstate, the benefits to performance of heightened focus, accountability and independence of management and employees that should result from the Distribution. Goldman Sachs also noted that the Distribution would result in the reduction in net assets of the Company by over $8 billion, with a possible risk to the Company's credit ratings, but that if the Company's credit ratings were affected they should recover assuming the Company meets its projections.

Goldman Sachs also discussed with the Board (i) Goldman Sachs' view that the earnings multiple at which the Common Stock of each of the Company and Allstate was trading and was expected to trade in the future was below the median of multiples at which comparable retailers and comparable insurance companies on a stand-alone basis traded (although Goldman Sachs noted that there are no directly comparable insurance companies) and (ii) Goldman Sachs' estimation that the earnings multiples at which the Common Stock of each of the Company and Allstate would trade (after being fully and widely distributed among investors) over time following the Distribution should expand assuming that the Company and Allstate accomplish their respective strategic plans and meet their respective projections. In addition, Goldman Sachs discussed with the Board the reduction in the scope of distribution relationships between the Company and Allstate as a result of a significant decrease in the number of Allstate agents located in Company stores. Goldman Sachs also generally discussed with the Board the results of certain studies performed by researchers at two universities and an independent institutional research firm indicating positive share price reaction for companies effecting spin-offs versus general market performance.


Goldman Sachs' opinion addresses only the fairness of the Distribution from a financial point of view to the holders of Sears Common Shares and constitutes neither a recommendation to any current or prospective shareholder of the Company or Allstate as to any voting or investment decision or other action such person or party make take, nor an opinion or estimate as to the value or trading price of the Sears Common Shares or the Allstate Common Stock prior to or following the Distribution.

Goldman Sachs is an internationally recognized investment banking firm that specializes in providing financial advisory services in connection with mergers and acquisitions and corporate restructurings.

The Company has paid Goldman Sachs fees in connection with the Distribution totaling $500,000 and has agreed to pay Goldman Sachs an additional $750,000 on March 31, 1995 and $3,000,000 upon consummation of the Distribution. In addition, the Company has agreed, among other things, to reimburse Goldman Sachs for all reasonable fees and disbursements of counsel and other reasonable out-of-pocket expenses incurred in connection with its services. The Company has also agreed to indemnify and hold harmless Goldman Sachs and certain of its related parties to the fullest extent lawfully permitted from and against all liabilities, including certain liabilities under the federal securities laws, in connection with Goldman Sachs' engagement.


Goldman Sachs acts as a regular outside financial advisor to the Company. During the past two years, Goldman Sachs has provided a wide range of financial advisory services and financing services to the Company and Allstate, including acting as co-manager of the initial public offerings of Allstate and Dean Witter, Discover & Co. (``DWDC''), and has received fees of approximately $59 million in connection with such services, excluding the fees described above in connection with the Distribution. In addition Goldman Sachs has been retained to represent the Company in connection with the proposed sale of Homart, in connection with which the Company has agreed to pay Goldman Sachs a fee of 1/2 of 1% of the aggregate consideration paid to the Company, including the principal amount of Homart's debt assumed.


Opinion of Morgan Stanley. Morgan Stanley rendered to the Board its oral opinion on November 9, 1994, which oral opinion was subsequently confirmed in writing as of the date of this Proxy Statement, that based upon and subject to the various considerations set forth in such opinion and as of the date thereof, the Distribution is fair, from a financial point of view, to the holders of Sears Common Shares.

In rendering its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information relating to the Company and Allstate; (ii) analyzed certain internal financial statements and other financial operating data concerning the Company and Allstate prepared by their respective managements; (iii) analyzed certain financial budgets and forecasts prepared by the respective managements of the Company and Allstate; (iv) compared the financial performance of Allstate with that of certain other companies with publicly traded securities which Morgan Stanley deemed to be comparable to Allstate; (v) compared the financial performance of the Company (excluding Allstate) with that of certain other companies with publicly traded securities which Morgan Stanley deemed to be comparable to the Company (excluding Allstate); (vi) discussed past and current operations and financial condition and the prospects of the Company with senior executives of the Company and of Allstate with senior executives of Allstate; (vii) participated in discussions among representatives of the Company, Allstate and their legal advisors; (viii) performed such other analyses as Morgan Stanley deemed appropriate; and (ix) reviewed this Proxy Statement.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of its opinion. With respect to the financial budgets and forecasts, Morgan Stanley assumed that such budgets and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Allstate. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of the Company or Allstate, and Morgan Stanley was not furnished with any such appraisals.

No limitations were imposed by the Company, Allstate or the Board upon Morgan Stanley with respect to the investigations made or the procedures followed by Morgan Stanley, except that Morgan Stanley was not requested or authorized to solicit, and did not solicit, any proposals for the acquisition of stock or assets of Allstate, nor did Morgan Stanley make any determination as to whether any such proposals could be obtained, if solicited.

In connection with the delivery of its opinion, Morgan Stanley discussed with the Board, among other things, Morgan Stanley's analysis of the possible post-Distribution market values of the Sears Common Shares and the Allstate Common Stock, in each case assuming, among other things, that such securities are fully and widely distributed among investors and subject only to normal trading activity (which distribution Morgan Stanley noted could take a period of time). The analysis was based on a range of price/earnings multiples and 1994, 1995 and 1996 earnings estimates for the Company and Allstate. The price/earnings multiples used in the analysis were compared to the price/earnings multiples of certain publicly-traded companies which Morgan Stanley deemed comparable to the Company and Allstate, respectively. The earnings estimates used in the analysis were compared to certain published analysts' estimates. In connection with the analysis with respect to Allstate, Morgan Stanley assumed the accuracy of the Company's expectation that there would be no significant detriment associated with the loss of Allstate's tax consolidation with the Company. The analysis generally indicated that, on a post-Distribution basis, based on the earnings estimates and price/earnings multiples that were considered most appropriate, the combined implied market value of one Sears Common Share and the fractional share of Allstate Common Stock reflecting the Distribution ratio would exceed the closing market price per Sears Common Share on the day prior to the Board's approval of the Distribution.

Morgan Stanley also discussed with the Board Morgan Stanley's analysis of selected ``spin-off'' transactions completed since 1988, none of which were deemed directly comparable to the Distribution. This analysis generally indicated, among other things, that during the six month periods following the selected spin-offs, the stock prices of the ``spun-off'' companies slightly outperformed the S&P 500 average.

In addition, Morgan Stanley discussed with the Board Morgan Stanley's view of certain potential benefits of the Distribution, including (i) enhanced focus of the Company's and Allstate's respective management teams; (ii) reduced volatility of the Company's earnings; and (iii) incentive compensation structures correlated to the Company and Allstate individually rather than on a combined basis. Morgan Stanley also discussed with the Board Morgan Stanley's view of certain potential detriments of the Distribution, including (i) potential negative reaction of credit rating agencies; and (ii) potential redistribution of Allstate Common Stock for a period of time.

Morgan Stanley's opinion addresses only the fairness of the Distribution from a financial point of view to the holders of Sears Common Shares and constitutes neither a recommendation to any current or prospective shareholder of the Company or Allstate as to any voting or investment decision or other action such person or party may take, nor an opinion or estimate as to the value or trading price of the Sears Common Shares or the Allstate Common Stock prior to or following the Distribution.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell securities of, the Company and Allstate. Morgan Stanley and its affiliates have provided financial advisory and financing services to the Company and Allstate during the past two years, including acting as co-manager of Allstate's and DWDC's initial public offerings, and have received fees of approximately $19.5 million in connection with such services.

Pursuant to a letter agreement dated October 21, 1994 between the Company and Morgan Stanley, the Company has also paid Morgan Stanley $1,000,000 for its advisory services in connection with the Distribution and has agreed to pay Morgan Stanley additional fees of $1,000,000 and $2,000,000 upon the mailing of this Proxy Statement and the consummation of the Distribution, respectively. The Company has also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities, including liabilities under federal securities law, related to Morgan Stanley's engagement.

Manner of Effecting the Distribution

If all conditions to the Distribution Proposal are satisfied (or waived by the Board), the Distribution will be made on a date (presently expected to be in mid-1995) to be established by the Board following the Special Meeting (the ``Distribution Date'') to Sears Common Shareholders of record as of the ``Distribution Record Date.'' See ``The Distribution Proposal-Conditions; Termination.'' The Distribution Record Date will be established by the Board shortly before the Distribution. On the Distribution Date, the Company will deliver all 360,500,000 shares of Allstate Common Stock that it owns to the Distribution Agent. As soon as practicable thereafter, certificates for such shares will be mailed by the Distribution Agent to Sears Common Shareholders of record as of the Distribution Record Date.

No certificates or scrip representing fractional shares of Allstate Common Stock will be issued to Sears Common Shareholders as part of the Distribution. The Distribution Agent will, as soon as practicable, aggregate and sell all fractional interests of Allstate Common Stock on the NYSE or otherwise at then-prevailing market prices and remit the net proceeds (after deduction of brokerage fees) to shareholders entitled to fractional shares. See ``The Distribution Proposal-Federal Income Tax Aspects of the Distribution''.

Shares of Allstate Common Stock as well as cash from the sale of fractional share interests will be remitted directly to each participant in the Company's dividend reinvestment plan based upon the aggregate number of Sears Common Shares credited to such participant's account under such plan and any Sears Common Shares registered in such participant's name.

No Sears Common Shareholder will be required to pay any cash or other consideration for the shares of Allstate Common Stock received in the Distribution or to surrender or exchange Sears Common Shares in order to receive shares of Allstate Common Stock. All shares of Allstate Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The Distribution will not affect the number of outstanding Sears Common Shares.

Determination of the Distribution Ratio


The Distribution will be made to Sears Common Shareholders on the basis of an estimated 0.93 share of Allstate Common Stock for every Sears Common Share. The exact fraction of a share of Allstate Common Stock to be received in the Distribution for each Sears Common Share will equal 360,500,000 (the number of shares of Allstate Common Stock owned by the Company) divided by the number of Sears Common Shares outstanding on the Distribution Record Date. Because the number of Sears Common Shares outstanding is subject to change between the date of this Proxy Statement and the Distribution Record Date, the 0.93 fraction is only an estimate. The exact Distribution ratio will be determined by the Company (without the participation of Goldman Sachs or Morgan Stanley) shortly after the Distribution Record Date and may be higher or lower than the 0.93
estimate. The 0.93 estimate is based on the             Sears Common Shares
outstanding on the Special Meeting Record Date, as increased to reflect the aggregate number of Sears Common Shares that would be issued upon (i) an optional exchange of the PERCS based on the market price of Sears Common Shares on the date of this Proxy Statement (see ``Effect of the Distribution on PERCS'') and (ii) the exercise of employee stock options, assuming that option exercises continue at their 1994 rate through the mid-1995 anticipated Distribution Date.


Federal Income Tax Aspects of the Distribution

The Company has conditioned the Distribution on the receipt of a ruling from the Internal Revenue Service to the effect, among other things, that the Distribution will qualify as a tax-free spin-off under Section 355 of the Code for federal income tax purposes and that, for federal income tax purposes:

(1) No gain or loss will be recognized by (and no amount will be included in the income of) a Sears Common Shareholder upon the receipt of Allstate Common Stock in the Distribution, except in connection with cash received in lieu of fractional shares. A Sears Common Shareholder who receives cash in lieu of fractional shares as a result of the sale of such shares by the Distribution Agent will be treated as if such fractional shares had been received by such shareholder as part of the Distribution and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash received and the amount of tax basis allocable (as described below) to such fractional share. Such gain or loss would be capital gain or loss if such fractional share would have been held by such shareholder as a capital asset.

(2) The aggregate basis of Sears Common Shares and Allstate Common Stock (including fractional shares) in the hands of a Sears Common Shareholder immediately after the Distribution will be the same as the aggregate basis of Sears Common Shares held immediately before the Distribution, allocated in proportion to the fair market value of each.

(3) The holding period applicable to the Allstate Common Stock received by a Sears Common Shareholder will include such shareholder's holding period for the Sears Common Shares with respect to which the Distribution will be made, provided that such shareholder held the Sears Common Shares as a capital asset on the Distribution Date.

(4)  No gain or loss will be recognized by the Company upon the Distribution.

Application has been made to the Internal Revenue Service for a ruling to the foregoing effect. As of the date hereof, the Internal Revenue Service has not yet issued the ruling requested. The Company believes and has been advised by its outside tax advisors, Sonnenschein Nath & Rosenthal, that the positions asserted by the Company in requesting the ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there can be no assurance that the Internal Revenue Service will issue a favorable ruling. The Board has reserved the right to waive the receipt of such a ruling as a condition to consummation of the Distribution. The Board will not waive such condition unless, in the Board's judgment, based on an opinion of counsel, the receipt of shares of Allstate Common Stock will be tax-free. See ``The Distribution Proposal-Conditions; Termination.'' For a description of the consequences to the Company, its shareholders, and Allstate if the Distribution were not to qualify as tax-free, see ``Certain Considerations-Certain Tax Considerations.''

The summary of federal income tax consequences set forth above is for general reference only and does not purport to cover all federal income tax consequences that may apply to all categories of shareholders. All shareholders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Distribution to such shareholders.

For a description of the Tax Sharing Agreement pursuant to which the Company and Allstate have provided for various tax matters, see ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Tax Sharing Agreement.''

Listing and Trading of Allstate Common Stock

It is expected that Allstate Common Stock will continue to be listed on the NYSE and the CSE. The prices at which Allstate Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the market impact of the substantial increase in the number of shares of Allstate Common Stock available to trade in the market following the Distribution, investor perception of the effects on Allstate's future results of operations and financial condition of the separation of Allstate from the Company, Allstate's future dividend policy, and general economic and market conditions. The substantial increase in the number of shares of Allstate Common Stock which will be available to trade in the public market following the Distribution could adversely affect the prevailing market price.

The Company has requested a no-action letter from the staff of the Securities and Exchange Commission (``SEC'') to the effect that the staff would not recommend enforcement action if the Distribution is effected without registration of the Allstate Common Stock under the Securities Act of 1933 (the ``Securities Act''). Shares of Allstate Common Stock distributed to Sears Common Shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be ``affiliates'' of Allstate within the meaning of Rule 144 promulgated under the Securities Act. Persons who are affiliates of the Company within the meaning of Rule 144 may not publicly offer or sell the Allstate Common Stock received in the Distribution except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption, if any, under the Securities Act.

Listing and Trading of Sears Common Shares

It is expected that Sears Common Shares will continue to be listed and traded on the NYSE, the CSE and the PSE in the United States and on the following foreign exchanges: London, England; Basel, Geneva, Lausanne and Zurich, Switzerland; Amsterdam, The Netherlands; Tokyo, Japan; Paris, France; and Frankfurt, Germany. It is expected that the market price of a Sears Common Share after the Distribution will decline to reflect the market value of the estimated 0.93 share of Allstate Common Stock to be received in the Distribution for each Sears Common Share. The prices at which Sears Common Shares trade after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, investor perception of the effects on the Company's future results of operations and financial condition of the separation of the Company from Allstate, the Company's future dividend policy and general economic and market conditions.

Conditions; Termination


The Board has conditioned the Distribution upon, among other things, (i) the Internal Revenue Service having issued a ruling in response to the Company's request, in form and substance satisfactory to the Board (see ``The Distribution Proposal-Federal Income Tax Aspects of the Distribution''); (ii) the Distribution Proposal having been approved by the holders of at least two-thirds of the outstanding shares entitled to vote at the Special Meeting;
(iii) any required third-party consents to the Distribution having been obtained, except for those that, if not obtained, would not have a material adverse effect on the Company or Allstate; (iv) each of Goldman Sachs and Morgan Stanley having delivered an opinion to the Board, dated as of the Declaration Date, in substantially the same form as the opinions set forth in Appendices B and C, respectively (see ``The Distribution Proposal-Opinions of Financial Advisors''); (v) compliance with applicable law; and (vi) holders of not more than 1% of the outstanding shares entitled to vote at the Special Meeting having purported to exercise dissenters' rights to appraisal or the Company having obtained a ruling by a court to the effect that no such rights exist. The Company is not presently aware of any required third-party consents to the Distribution. In general, any of these conditions may be waived in the discretion of the Board. The Company is seeking approval of the Distribution Proposal by the holders of at least two-thirds of the outstanding shares entitled to vote at the Special Meeting. However, if the Distribution Proposal is approved by the holders of less than two-thirds of the outstanding shares, but is approved by the holders of a majority of the shares voted at the Special Meeting, the Company may request a court to rule that shareholder approval of the Distribution Proposal is not required and consummate the Distribution if a favorable ruling is obtained. Even if all the above conditions are satisfied, the Board has reserved the right to abandon or defer the Distribution. See ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Separation Agreement.''


Effect of the Distribution on PERCS

Prior to the Distribution Record Date, the Company intends to exchange Sears Common Shares for the outstanding PERCS (which were issued and are outstanding in the form of 28.75 million PERCS depositary shares). Holders of the PERCS who continue to hold such Sears Common Shares through the Distribution Record Date will be entitled to receive the Distribution. Unless the Company elects to make the optional exchange described in the next sentence, each depositary share is required to be exchanged on April 1, 1995 for 1.3525 Sears Common Shares (as adjusted for the spin-off of DWDC in June 1993). Prior to April 1, 1995, the Company may elect to exchange Sears Common Shares for the outstanding depositary shares, in whole or in part, at a price of $59.00 per share, plus accrued and unpaid dividends.

Effect of the Distribution on Employee Stock Options and Restricted Shares

The Distribution will not be made to holders of stock options or restricted shares under Sears Employees Stock Plans. Pursuant to applicable antidilution provisions, it is expected that outstanding awards (other than those held by employees of Allstate) under such plans, and the number of shares remaining available for future grant (in the form of stock options, restricted shares, stock appreciation rights, performance units or other rights to the extent permitted under the provisions of the respective plans) under such plans, will be adjusted to reflect the dilutive effects of the Distribution. In addition, it is anticipated that outstanding awards held by employees of Allstate under such plans will be replaced by comparable awards relating to Allstate Common Stock under an Allstate replacement stock plan.

Awards held by Sears Employees. In general, it is expected that the number of shares subject to each employee stock option (other than those held by current and former employees of Allstate and its subsidiaries) will be increased, and the option price decreased, in order to preserve (i) the aggregate exercise price and (ii) the aggregate difference, or ``spread,'' between the fair market value of the shares subject to the option and the option exercise price. Restricted shares (other than those held by employees of Allstate and its subsidiaries) will be cancelled before the Distribution Record Date and the former holders will be granted restricted Sears Common Shares having an aggregate fair market value after the Distribution equal to the fair market value of the cancelled shares before the Distribution.

Awards Held by Allstate Employees. In general, it is expected that all Sears options and restricted Sears Common Shares held by current and former employees of Allstate and its subsidiaries will be cancelled prior to the Distribution and, to the extent authority to make grants under the applicable Employees Stock Plan has not expired, the related Sears Common Shares will be available (on a basis adjusted to reflect the dilutive effects of the Distribution) for future grant under the plans. It is also expected that before the Distribution Allstate will adopt, subject to approval of Allstate stockholders, a replacement stock plan under which the holders of such cancelled awards will be granted substantially similar awards relating to Allstate Common Stock. Sears intends to vote its 80.2% interest in the outstanding Allstate Common Stock for approval of such replacement employees stock plan, thereby assuring such approval.

As of December 31, 1994, there were outstanding employee stock options to purchase 11,523,440 Sears Common Shares (of which options to purchase 1,129,424 shares were held by employees of Allstate and its subsidiaries) and 362,980 restricted shares (of which 103,199 shares were held by employees of Allstate and its subsidiaries), and 8,854,454 shares were available for future grant under the Sears Employees Stock Plans.

Agreements with Executive Officers

In anticipation of the elimination of the Sears Corporate Group, the Company has adopted a retention policy that provides varying levels of severance benefits for all employees of the Sears Corporate Group following the Distribution. In the cases of Messrs. James A. Blanda (Vice President and Controller) and Gerald E. Buldak (Vice President, Public Affairs) and Ms. Alice
M. Peterson (Vice President and Treasurer), such policy provides for severance payments in the event of a termination of employment without cause or a significant reduction during the period ending on the first anniversary of the Distribution in the compensation or responsibilities of such officer on November 10, 1994 (a ``deemed termination''). The amount payable to such officers under such circumstances would equal one year's salary and target annual bonus. In addition, each such officer would receive up to one year's additional salary and target annual bonus, payable on a monthly basis during the second year following the date of the actual or deemed termination, but only so long as such officer has not obtained new employment. Mr. Shute (Senior Vice President, General Counsel and Secretary) is expected to retire from the Company on his normal retirement date in February, 1996. The retention policy does not apply to Messrs. Edward A. Brennan (Chairman of the Board of Directors, President and Chief Executive Officer) and James M. Denny (Vice Chairman and Acting Chief Financial Officer).

The Compensation Committee of the Board has deferred a determination as to any special compensation for Messrs. Brennan and Denny until shortly before the Distribution. This will enable the Compensation Committee to take into account their contributions to the management of the Company, including the process leading to the Distribution. The Distribution will result in the elimination of the positions of Messrs. Brennan and Denny following a transition period after the Distribution.

Regulatory Approvals

The Company does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ``HSR Act''), and the rules promulgated thereunder, the distribution of Allstate Common Stock to certain persons pursuant to the Distribution may require the Company and any such persons to file a Premerger Notification and Report Form (a ``Report Form'') with the Department of Justice and the Federal Trade Commission and be subject to the expiration or early termination of a specified waiting period. The waiting period under the HSR Act will expire 30 days after such filings are made, subject to extension if additional information is required by the government agencies.

In general, if (i) a person receiving shares of Allstate Common Stock pursuant to the Distribution would own, upon consummation of the Distribution, Allstate Common Stock that exceeds $15 million in value, (ii) certain jurisdictional requirements are met and (iii) no exemption applies, then the HSR Act would require that the Company and such person file a Report Form and observe the applicable waiting period. If such waiting period has not expired or been terminated by the Distribution Date with respect to any such recipient, the Company may be required to deliver such recipient's shares of Allstate Common Stock into an escrow facility pending the expiration or termination of such waiting period.

Exemptions from the requirements of the HSR Act that may be available to persons who receive shares of Allstate Common Stock that exceed $15 million in value include: (i) an exemption for acquisition of voting securities made solely for the purpose of investment if, after the acquisition, the acquiring person would hold 10% or less of the outstanding voting securities of the issuer, regardless of the dollar value of voting securities so acquired or held; and (ii) an exemption for the acquisition of voting securities if (a) the securities are acquired by a trust that meets the qualifications of section 401 of the Code, (b) the trust is controlled by a person that employs the beneficiaries, and (c) the voting securities acquired are those of that person or an entity within that person. Shareholders are urged to consult their legal counsel to determine whether the requirements of the HSR Act will apply to their receipt of Allstate Common Stock pursuant to the Distribution.

Accounting Treatment

If the shareholders of the Company approve the Distribution Proposal at the Special Meeting, the Company will thereafter present the business of Allstate and its subsidiaries as a discontinued operation to the extent financial information for periods prior to the Distribution is required to be included in the Company's historical financial statements. After the Distribution, the business of Allstate and its subsidiaries will continue to be reflected in the separate consolidated financial statements of Allstate.


                RELATIONSHIPS BETWEEN THE COMPANY AND ALLSTATE

The Company currently has, and after the Distribution will continue to have, a variety of contractual and other relationships with Allstate and its affiliates. In addition, the Company and Allstate have entered into, or will enter into, other arrangements to facilitate the Distribution. A description of these existing relationships and contemplated arrangements follows below.

Business Relationships

Assumption of Debt. On March 8, 1993, pursuant to an agreement between Allstate Holdings, Inc., a wholly-owned subsidiary of the Company (``Allstate Holdings''), and Allstate, Allstate Holdings contributed to Allstate all of the outstanding stock of Allstate Insurance Company (``AIC''), and Allstate assumed payment liabilities with respect to $1.8 billion aggregate principal amount of indebtedness of the Company, which Allstate Holdings had assumed by agreement with the Company. All of such indebtedness has been paid by Allstate.

Intercompany Agreement. Before June 2, 1993, Allstate was an indirect wholly-owned subsidiary of the Company. Allstate sold approximately 19.9% of its common stock to the public in an initial public offering (the ``Allstate IPO'') on June 2, 1993. In connection with the Allstate IPO, the Company and Allstate entered into an agreement dated as of May 29, 1993 (the ``Intercompany Agreement'') setting forth certain agreements and undertakings between them concerning the Allstate IPO and their relationship following the Allstate IPO. The Intercompany Agreement contains, among other provisions, cross-indemnities relating to the Allstate IPO, and provisions relating to certain relationships between the Company and Allstate following the Allstate IPO, such as the responsibility of each party for the conduct of its business. The Intercompany Agreement also contains provisions for the protection of confidential information, access to information and retention of records. The Intercompany Agreement will survive the consummation of the Distribution.

Dividends. Dividends paid by Allstate to the Company with respect to 1992, 1993 and 1994 totaled $201.8, $329.8 million and $259.6 million, respectively. The Company will continue to receive any dividends declared by Allstate with respect to Allstate Common Stock as to which the record date is prior to the Distribution Date.

Demand Collateral Note. Pursuant to a Demand Collateral Note dated as of December 20, 1990, the Company agreed to pay on demand, on or before December 29, 1995, to AIC the principal sum of $450 million, together with accrued but unpaid interest thereon. The interest on the principal sum is at the rate of 9% per annum payable semi-annually commencing as of June 15, 1991. To secure payment of such note, the Company has granted a security interest to AIC in all of the outstanding shares of common stock of Homart. The Company intends to repay the Demand Collateral Note in full before the Distribution Date.

Advantis Agreements. As of November 30, 1992, AIC entered into a Master Agreement for Systems Operations Service and a related Services Agreement (collectively, the ``Advantis Agreement'') with Advantis, a New York general partnership (the general partners of which are an affiliate of International Business Machines Corporation (``IBM'') and an affiliate of the Company), covering the provision to AIC of the data networking, voice and related services (collectively, the ``Services'') formerly provided to AIC by Sears Technology Services, Inc. (``STS''), a subsidiary of the Company. The Advantis Agreement sets forth the terms and conditions for the Services that are to be performed by Advantis for AIC. As of January 1, 1995, AIC's aggregate minimum annual revenue commitment under the Advantis Agreement is approximately $109.1 million, subject to a cost-of-living adjustment mechanism.

The term of the Advantis Agreement commenced on December 1, 1992, and terminates, unless earlier terminated or extended, on December 31, 1996. Such term may be renewed by mutual agreement of AIC and Advantis for an additional four-year period and then an additional two-year period beyond the original term and the renewal term, respectively. Under certain circumstances, early termination requires the payment to Advantis of an early termination charge.

Under separate agreements with the affiliate of the Company that is a partner in Advantis, AIC has an interest, currently approximately 3.2%, in the operating results and distributions of Advantis, which portion varies on the basis of the fees paid to Advantis by AIC, the Company and certain other customers of Advantis (the ``Profits Interest''). In addition, the Company has agreed to pay to AIC an amount, based upon the proceeds received by the Company affiliate, upon the sale or liquidation of its interest in Advantis or as a result of the sale of certain capital assets by Advantis or from certain other distributions by Advantis (the ``Capital Events Interest''). Such amount would equal 15.8% (subject to reduction under certain circumstances) of any cash proceeds realized by the Company affiliate on account of its interest in Advantis. Allstate's rights to receive payments under the Profits Interest and the Capital Events Interest expire upon certain circumstances, including the expiration or termination of the Advantis Agreement (except that the Capital Events Interest continues if the termination occurs on or after December 31,
2002) or if the Company affiliate ceases to be a partner of Advantis.

As of the date of this Proxy Statement, AIC, Sears and Advantis are engaged in negotiations relating to certain terms of the Advantis Agreement.

Household Marketing File. To coordinate their cross-business marketing efforts, in 1988, Allstate, the Company and its other affiliates established the Corporate Household Marketing File (the ``Household File''). Allstate and the Company send certain customer files to Allstate's Menlo Park, California-based Research Center on a regular basis for input into the Household File. On a request basis, the Allstate Research Center provides certain research services to the Company at cost and provides data extracts to the Company, Allstate and other affiliates to support marketing programs. These arrangements are being modified by the Marketing File Separation Agreement and the Research Services Agreement described below.


Other Relationships. Other less significant relationships include: (i) Allstate's leasing of space in certain Sears stores, (ii) Allstate's provision of credit life and other insurance coverage to holders of the SearsCharge Card;
(iii) various marketing assistance programs, including customer referrals and product promotions; (iv) claimant referral programs under which Allstate affiliates refer customers to the Company and certain of its affiliates for replacement or repair of damaged property; and (v) various general administrative service agreements. Allstate affiliates also sell certain products, such as structured settlement annuities, to the Company and its affiliates. Modifications of certain of these relationships are described under ``Agreements Relating to the Distribution'' below.


Agreements Relating to the Distribution


In contemplation of the proposed Distribution, the Company and Allstate have entered into certain new and amended arrangements. The agreements summarized in this section are included as exhibits to Allstate's Current Report on Form 8-K
dated February   , 1995 relating to the Distribution, and the following
summaries are qualified in their entirety by reference to the agreements as filed.

Separation Agreement. The Company and Allstate have entered into the Separation Agreement, which provides for, among other things: (i) the Distribution; and
(ii) certain other agreements governing the relationship between the Company and Allstate following the Distribution as described below.

The Separation Agreement restricts competition between the Company and Allstate during the five years following the Distribution, providing that during that period (i) the Company cannot engage in insurance or related businesses in which it was not engaged on January 1, 1995, if Allstate was then so engaged; and (ii) Allstate cannot [engage in the business of repair, improvement or maintenance of personal property or residential real estate (except satisfaction of insurance claims and existing Allstate Motor Club business), and cannot], if the Company was so engaged on January 1, 1995, (x) engage in a consumer finance business if Allstate was not so engaged on January 1, 1995,
(y) issue credit cards (except as described in the next sentence), and (z) sell consumer products (except insurance and financial products) at retail. Allstate may, however, elect to issue credit cards at any time commencing 42 months after the Distribution Date, provided that Allstate so notifies the Company and deletes from the Household File all credit account information relating to the Company's customers. In the event of such an election by Allstate, all restrictions on competition between the Company and Allstate will terminate.

The provisions of the Separation Agreement also include the following: (w) each party will indemnify the other in the event of certain liabilities relating to the Distribution arising under the Securities Exchange Act of 1934 (the ``Exchange Act'') or otherwise, (x) the discount privileges of Allstate employees and retirees in Sears stores will be terminated as of the Distribution Date, (y) Allstate's leased space in Sears stores will be gradually reduced until its elimination by the second anniversary of the Distribution Date, and (z) expenses related to the Distribution will generally be borne by the Company, except that such expenses not specifically addressed will be charged to the party for whose benefit the expenses are incurred.

Marketing File Separation Agreement. The Marketing File Separation Agreement (the ``MFSA'') provides that, until December 31, 1995, the Company will continue to provide Allstate's Household File with the Company's customer information. Allstate will retain the Household File, but credit account and other customer information furnished by the Company before that time will be retained by Allstate only until the fifth anniversary of the Distribution Date or, if Allstate exercises its election to enter the credit card business (see ``Separation Agreement'' above), until the time of such election. See ``Business Relationships-Household Marketing File.'' The MFSA limits the frequency with which Allstate can contact customers of the Company during the five years following the Distribution Date and provides that Allstate cannot conduct certain direct response insurance or auto club marketing using the Company's customer information, except pursuant to existing or future agreements with the Company. The Agreement also provides for an Allstate payment to the Company of $1,000,000, and cross-indemnities for losses suffered by one party caused by the other party's breach of the Agreement.


Research Services Agreement. Under the Research Services Agreement between the Company and Allstate, the Allstate Research Center will provide credit related research services to the Company, at the Company's request, beginning on the Distribution Date, for fees based on the current agreement until December 31, 1995 and at commercially reasonable rates thereafter. The Agreement provides that the Company indemnifies Allstate for (i) any liability arising out of implementation of models and programs under the Agreement and (ii) any liability related to the Company's use of research produced under the Agreement.

Tax Sharing Agreement. After the Distribution, Allstate will no longer be a member of the Company's affiliated group (the ``Sears Group''), which files a consolidated federal income tax return. The Company and Allstate have entered into an agreement (the ``Tax Sharing Agreement'') which (i) defines their respective rights and obligations with respect to federal, state, local and all other taxes for all periods prior to or including the Distribution (``Consolidated Taxable Years'') and (ii) governs the conduct of all audits and other tax controversies relating to the Consolidated Taxable Years. As a member of Sears Group during Consolidated Taxable Years, Allstate is jointly and severally liable for the consolidated income tax liability of the Sears Group.

The Tax Sharing Agreement provides that all Consolidated Taxable Years will continue to be governed by the existing tax agreement of the Sears Group (the ``Existing Agreement''). Pursuant to the Existing Agreement and practices thereunder, each Sears Group member (including Allstate, with the Allstate Life Group treated as a separate member) is responsible for its share of Sears Group federal income taxes for Consolidated Taxable Years. Each Sears Group member (including Allstate, with the Allstate Life Group treated as a separate member) is allocated a share of such taxes as determined under an elective method permitted under the Treasury Department's consolidated return regulations. In general, this method provides for an allocation of taxes to each member as if it filed a separate return, except that items such as net operating losses, capital losses, foreign tax credits, general business credits or similar items which might not be immediately recognizable in a separate return are allocated to the extent such items reduce the Sears Group consolidated tax liability. Similarly, alternative minimum tax (``AMT'') incurred by the Sears Group is allocated to members of the Sears Group whose tax position caused the AMT. If new Treasury Regulations are issued which provide for an allocation of the Sears Group's federal tax liability or loss or credit carryforwards (including the allocation of AMT and minimum tax credit) to a member of the Sears Group (including Allstate, with the Allstate Life Group treated as a separate member) which differs from the methods of allocation provided under the Existing Agreement, the new Regulations shall apply. To the extent that the Company or Allstate is allocated any minimum tax credit which does not correspond to an allocation of AMT provided under the Existing Agreement, the party receiving the benefit of such allocation is required to pay to the other an amount equal to the amount of such credit on or before certain prescribed dates set out in the Tax Sharing Agreement which are based on the utilization of such credit. If new Regulations are issued which provide for alternative allocation methods, the Company will continue to allocate AMT and minimum tax credits under the Existing Agreement or adopt an allowable allocation method advantageous to the Consolidated Group.

The Tax Sharing Agreement confirms that Allstate has fully paid its reported tax liability under the Existing Agreement for all years ending on or before December 31, 1993. Nevertheless, (i) Allstate will be required to pay (to the extent not already paid) to the Company its share of federal income taxes attributable to all Consolidated Taxable Years ending before or including the Distribution Date, (ii) Allstate may be required to pay additional taxes to the Company to the extent federal income tax liability allocable to Allstate for any Consolidated Taxable Year is increased after audit, and (iii) Allstate will be entitled to receive tax refunds (if any) or may be entitled to receive additional payments (if any) to the extent a refund or an audit adjustment to a Consolidated Taxable Year is allocable to Allstate. Similar provisions apply under the Tax Sharing Agreement to other taxes, such as state and local income taxes (which are not covered by the Existing Agreement), with respect to jurisdictions in which a member of Allstate's affiliated group is required to be included in a combined return with a member of the Sears Group, for periods ending prior to or including the Distribution Date.

Under the Existing Agreement, each Sears Group member (including Allstate, with the Allstate Life Group treated as a separate member) may be (i) required to pay a member if such member's losses, tax credits or certain other items could potentially create a tax benefit for the Sears Group, and (ii) entitled to receive an amount from other members if its own losses, tax credits or certain other items could potentially create a tax benefit for the Sears Group. Effectively, under these provisions Allstate generally is allocated an amount of federal income tax no greater than the amount for which it would have been liable had it filed its return separately from the Sears Group.

The Company and Allstate will be responsible for their respective federal income tax liabilities and those of their subsidiaries for all periods after the Distribution Date. The Company and Allstate will remain responsible for their separate state and local income tax liabilities and for those of their subsidiaries.

Allstate has indemnified the Company in the Tax Sharing Agreement with respect to tax liabilities resulting from (i) Allstate's failure to comply in all material respects with certain written representations and statements made regarding it in the IRS ruling request (and related submissions) relating to the tax-free nature of the Distribution, or (ii) certain errors or omissions contained in the ruling request, insofar as any such error or omission was made based on written statements that Allstate has furnished to the Company in connection with the ruling request. In addition, Allstate has agreed to refrain from certain actions for the two-year period beginning on the Distribution Date, unless it obtains an opinion of counsel or a supplemental ruling from the IRS (which, in either case, shall be reasonably satisfactory to the Company) that such actions will not affect the qualification of the Distribution as a tax-free distribution under Section 355 of the Code. These actions include (i) a material disposition outside of Allstate's affiliated group, by means of sale or exchange of assets or capital stock (other than an offering of Allstate's own stock in an amount which does not exceed 50 percent of Allstate's issued and outstanding stock), (ii) a distribution to stockholders or otherwise of any of its assets (other than ordinary dividends), (iii) a repurchase of any Allstate stock (excluding certain repurchases in connection with employee benefit plans) and (iv) voluntarily ceasing the active conduct of a material portion of its business.

The Tax Sharing Agreement provides that Allstate shall have the right, subject to the Company's approval (which may not be unreasonably withheld) to have full responsibility and discretion in the handling of any tax controversy including an audit, protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction, with respect to any item reported on an Allstate tax return that would give rise to a payment of tax for which Allstate would be liable (or a refund of tax to which Allstate would be entitled) under the Tax Sharing Agreement.


Human Resources Allocation Agreement. At the time of the Allstate IPO, Allstate, AIC and the Company entered into a Human Resources Allocation Agreement regarding the parties' employees, agents, employee benefits and related matters. The agreement generally preserved the parties' existing relationships with respect to these matters, while reserving the right to change them. In contemplation of the proposed Distribution, the Company and Allstate have amended the Human Resources Allocation Agreement to provide that
(i) after the Distribution, the Company, Allstate and their respective affiliates will operate and maintain separate employee benefit programs and procedures; (ii) subject to certain exceptions, Sears and Allstate retain or assume any and all liabilities under various employee benefit plans and arrangements with respect to any person who, as of the time such liability was incurred, was an employee of Sears or Allstate, respectively; (iii) Allstate will adopt, and the Company as majority shareholder prior to the Distribution agrees to approve The Allstate Corporation Employees Replacement Stock Plan, under which Allstate will have the authority to grant awards, including nonqualified stock options and various forms of stock appreciation rights (including limited stock appreciation rights) relating to Allstate Common Stock, and shares of restricted Allstate Common Stock, solely in order to replace substantially similar awards relating to Sears Common Shares terminated, cancelled or forfeited in connection with the Distribution; (iv) The Savings and Profit Sharing Fund of Sears Employees (the ``Sears Profit Sharing Fund'') will be split up and procedures established in accordance with applicable fiduciary standards and securities laws, for the transfer of Company and Allstate stock between the resulting plans of the Company and Allstate, as described under ``Stock Transfers Between Qualified Plans'' below; and (v) Allstate will assume the obligation to provide the benefits under certain other plans to Allstate employees.

Stock Transfers Between Qualified Plans. The Sears Profit Sharing Fund has been in effect since 1916 and is a tax-qualified profit sharing, stock bonus and 401(k) plan covering all eligible employees of the Company and its affiliates (including Allstate). The Sears Profit Sharing Fund also contains a leveraged employee stock ownership plan (``ESOP'') feature. The Sears Profit Sharing Fund as of December 31, 1994, held 49,483,401 Sears Common Shares (approximately 14.1% of the Sears Common Shares then outstanding).

The leveraged ESOP is liable on a 15-year note bearing interest at an annual rate of 9.2% to the Company made in 1989 in the original principal amount of $800 million, of which approximately $655 million remains unpaid as of the date of this Proxy Statement. The proceeds of the loan were used to purchase 21.9 million Sears Common Shares (increased to 27.2 million shares as a result of the sale of the stock of DWDC received in the Company's spinoff of DWDC in 1993, and the subsequent reinvestment of the proceeds in Sears Common Shares). Payment of the loan is made with employer contributions and cash dividends paid on shares acquired by the leveraged ESOP (including, at the election of the Company, dividends paid on shares allocated to participants' accounts). The shares acquired with the loan proceeds are released to plan participants' accounts as principal and interest on the loan is repaid. As of December 31, 1994, 19,624,336 Sears Common Shares (approximately 5.6% of the Sears Common Shares then outstanding) remained unallocated.


Effective as of the first day of the month following the approval by the Board of the plan split described below, the Sears Profit Sharing Fund will be split into two separate plans: (a) a plan with profit sharing, stock bonus, 401(k) and leveraged ESOP components for employees of the Company and its affiliates other than Allstate and its affiliates (``Company employees''), and (b) a substantially identical plan for employees of Allstate and its affiliates (``Allstate employees'').

Existing account balances of current and former Allstate employees, including all the Sears Common Shares acquired by the leveraged ESOP that have been allocated to the accounts of current and former Allstate employees, will be transferred to the Allstate plan, together with 50% of the principal amount of the debt obligation and 50% of the unallocated Sears Common Shares in the leveraged ESOP. The remainder of the debt obligation and the unallocated Sears Common Shares, together with existing account balances of current and former Company employees and the Sears Common Shares acquired by the leveraged ESOP that have been allocated to the accounts of current and former Company employees will remain in the Sears Profit Sharing Fund. Immediately following the plan split, the Sears Profit Sharing Fund and the Allstate plan will hold approximately 8.4% and 5.7%, respectively, of the Sears Common Shares outstanding.


Effective as of the date of the plan split, Allstate will assume the obligation to make contributions to the ESOP portion of the Allstate plan annually in the amount that, together with dividends on employer securities held in the ESOP available for such purpose, is necessary to allow the Allstate plan to make payments on the portion of the ESOP loan transferred to the Allstate plan. In addition, Allstate has agreed to assume the obligations of the Company under the ESOP portion of the plan. Allstate has also agreed to indemnify the Company for any liability of the Company, from and after the date of such plan split, with respect to the portion of the ESOP and the ESOP loan assumed by the Allstate plan, to the extent that such liability relates to the obligation of the Company under the settlement agreement in Larkin v. The Savings and Profit Sharing Fund of Sears Employees et al. to refrain from seeking payment by the ESOP under the ESOP loan except to the extent that employer contributions, together with dividends on employer securities held in the ESOP available for such purpose, are sufficient to allow the ESOP to make timely payments of amounts due under the ESOP loan. The Company has agreed to cross-indemnify Allstate and its affiliates with respect to the portion of the ESOP and the ESOP loan retained by the Company. In connection with the split of the leveraged ESOP, Allstate has agreed to purchase from the Company the portion of the ESOP note representing 50% of the ESOP loan outstanding as of the date of the plan split and which will be assumed by the Allstate plan (the ``Allstate ESOP Note'') (presently expected to be approximately $327 million). The purchase price will be equal to the principal amount of, and accrued interest on, the Allstate ESOP Note. Payment will be made in the form of a promissory note, with quarterly interest payments at the same rate as under the Allstate ESOP Note, and payable in full on the earlier of the Distribution Date or one year after the date of the plan split.


At the Distribution, each of the plans will receive a distribution of Allstate Common Stock on the same basis as other Sears Common Shareholders. For ERISA regulatory reasons, the unallocated collateral stock in each of the leveraged ESOPs must be reinvested exclusively in the stock of the respective post-spinoff employer. Accordingly, it is contemplated that the non-employer shares held in the post-spinoff unallocated leveraged ESOP collateral accounts will be exchanged or sold in the open market or in private transactions and the proceeds invested in employer stock with respect to each respective plan. In view of the desire of the Company and Allstate to focus the attention of their respective employees on the performance of their employer, it is also contemplated that shares of non-employer stock allocated to participants' accounts (including the allocated leveraged ESOP shares) will be exchanged or sold in the open market or in private transactions and the proceeds invested in employer stock, except to the extent that a participant elects to retain nonemployer stock in his or her own accounts. Thus, within a reasonable time following the Distribution, it is expected that (1) the Sears Profit Sharing Fund (including the ESOP) will dispose of Allstate Common Stock and (2) the new Allstate profit sharing plan (including the Allstate ESOP) will dispose of Sears Common Shares (except in each case to the extent that participants elect otherwise with respect to their own accounts) and use the proceeds to acquire employer stock.

Common Directors

Five of the 10 current directors of the Company are also serving, and may continue to serve for an indefinite period of time after the Distribution, as directors of Allstate. In addition, Mr. James M. Denny, Vice Chairman and Acting Chief Financial Officer of the Company, presently serves as a director of Allstate, but expects to resign as a director following the completion of a transition period after the Distribution. After the Distribution, the Company and Allstate also will have certain contractual and other ongoing relationships, as described above. Such ongoing relationships may present certain conflict situations for such persons. Certain officers and directors of the Company and Allstate will also own (or have options to acquire) a significant number of shares of common stock in both companies. See ``Stock Ownership Information.'' The common directors and Mr. Denny have abstained, and will continue to abstain, from voting with respect to matters that present a significant conflict of interest between the companies. Further, the intercompany agreements described under the caption ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution'' have been approved by committees of each company's board of directors consisting exclusively of persons who are not directors or employees of the other company.

                            SEARS, ROEBUCK AND CO.
                   HISTORICAL SUMMARY FINANCIAL INFORMATION

The following table sets forth certain summary consolidated financial information of the Company for the year-to-date periods ended October 1, 1994 and September 30, 1993 and the five years ended December 31, 1993. The summary information has been derived from and should be read in conjunction with the financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994, both of which are incorporated herein by reference. Discontinued operations include the operating results and financial position of Dean Witter, Discover & Co. and Coldwell Banker's residential services businesses and commercial division.

                Year-To-Date Through           Year Ended December 31,
                  Oct. 1, Sept. 30,
                   1994     1993      1993     1992     1991     1990     1989

(millions, except per common share data)

Operating results

Revenues          $38,480  $36,174  $50,838  $52,345  $50,983  $50,283  $48,466

Cost and expenses  36,523   33,592   47,234   52,479   48,568   48,069   45,383

Restructuring           -        -        -    3,108        -      265        -

Interest            1,090    1,147    1,498    1,511    1,681    1,746    1,634

Funding cost on
 securitized
 receivables          292      432      553      667      655      440      217

    Total funding
      costs         1,382    1,579    2,051    2,178    2,336    2,186    1,851

Operating income
 (loss)               867    1,435    2,106   (4,753)     734      203    1,449

Other income           84      685      852       54      139      153      139

Income (loss) be-
 fore income taxes
 (benefit) and
 minority interest    951    2,120    2,958   (4,699)     873      356    1,588

Income taxes (benefit)
   Current
     operations       117      171      401   (2,114)     (38)    (228)     234
   Fresh start
     adjustment         -        -        -        -        -     (139)       -

Income (loss) from
 continuing
 operations           769    1,865    2,409   (2,567)     916      713    1,311

Income from dis-
 continued
 operations             -      176      176      508      363      189      198

Extraordinary loss      -     (211)    (211)       -        -        -        -

Cumulative effect of
 accounting changes     -        -        -   (1,873)       -        -        -

Net income (loss)     769    1,830    2,374   (3,932)   1,279      902    1,509

Earnings (loss) per
 common share
   Income (loss)
     from continuing
     operations      1.92     4.82     6.22    (7.02)    2.65     2.08     3.74

   Net income
     (loss)          1.92     4.73     6.13   (10.72)    3.71     2.63     4.30

Cash dividends
 declared per
 common share        1.20     1.20     1.60     2.00     2.00     2.00     2.00


Financial position

Investments       $48,904  $46,419  $49,726  $42,176  $39,824  $33,746  $28,901

Receivables        20,940   18,365   20,168   18,254   16,814   18,339   18,483

Merchandise
 inventories        4,505    3,793    3,518    4,048    4,459    4,074    4,358

Property and
 equipment, net     5,684    5,298    5,529    5,483    5,842    5,484    5,027

Net assets of
 discontinued
 operations             -      357        -    3,086    2,416    2,134    1,966

Total assets       93,914   86,622   90,808   85,491   79,554   72,639   65,219

Insurance
 reserves          39,558   36,854   37,444   35,889   31,612   27,184   22,331

Short-term
 borrowings         6,573    4,032    4,929    4,608    2,215    7,882    7,058

Long-term debt     12,440   13,343   12,926   13,735   17,585   11,849    9,344

    Total debt     19,013   17,375   17,855   18,343   19,800   19,731   16,402

    Securitized
      receivables   4,615    6,352    5,791    7,812    8,330    6,040    3,526

    Total funding  23,628   23,727   23,646   26,155   28,130   25,771   19,928

Shareholders'
 equity            10,689   10,016   11,664   10,773   14,188   12,824   13,622

Book value per
 common share       26.77    25.01    29.58    27.89    40.29    37.38    39.77


Note: Series A Mandatorily Exchangeable Preferred Shares (PERCS) are considered common shares for purposes of calculating book value per common share and earnings (loss) per common share. For the year ended December 31, 1992, including PERCS as common shares resulted in an anti-dilutive impact on the loss per common share calculation. Excluding the PERCS from the calculation, the loss per common share from continuing operations and net loss per common share for the year ended December 31, 1992 would have been ($7.78) and ($11.73), respectively. The net loss applicable to common shares, including all preferred share dividends, for the year ended December 31, 1992 was $4.05 billion. Financial position for Oct. 1, 1994 and Dec. 31, 1993 reflects the adoption of new accounting rules for certain investments in debt securities. Operating results and financial position for 1994, 1993 and 1992 reflect the adoption of new accounting rules for postretirement and postemployment benefits.


                            SEARS, ROEBUCK AND CO.
                   PRO FORMA SUMMARY FINANCIAL INFORMATION

The following table sets forth certain summary consolidated pro forma financial information of the Company for the year-to-date period ended October 1, 1994 and the year ended December 31, 1993. The pro forma information gives effect to the current assumptions relating to the proposed spin-off of Allstate, the contemplated divestiture of Homart at book value and other adjustments as described under ``Sears, Roebuck and Co. Notes to Pro Forma Condensed Consolidated Financial Statements.'' The summary information has been derived from and should be read in conjunction with the pro forma condensed consolidated financial statements included herein and the financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994, both of which are incorporated herein by reference.

                                            Year-To-Date
                                               Through      Year Ended
                                               Oct. 1,       Dec. 31,
(millions, except per common share data)        1994           1993

Operating results

Revenues                                       $22,201        $29,593

Cost and expenses                               20,432         27,456

Interest                                           913          1,250

Funding cost on securitized receivables            292            432

   Total funding costs                           1,205          1,682

Operating income                                   856            887

Other income                                        30            115

Income before income taxes and minority interest   886          1,002

Income taxes                                       360            345

Income from continuing operations                  524            649

Earnings from continuing operations per
  common share                                    1.29           1.62

Cash dividends declared per common share          0.69           0.92


Financial position

Retail customer receivables                    $16,702

Merchandise inventories                          4,505

Property and equipment, net                      4,522

Total assets                                    30,221

Short-term borrowings                            5,835

Long-term debt                                   9,543

   Total debt                                   15,378

   Securitized receivables                       4,615

     Total funding                              19,993

Shareholders' equity                             3,840

Book value per common share                       9.08

Note: Series A Mandatorily Exchangeable Preferred Shares are considered common shares for purposes of calculating book value per common share and earnings from continuing operations per common share.


                            SEARS, ROEBUCK AND CO.
            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The pro forma condensed consolidated statements of income for the year-to-date period ended October 1, 1994 and the year ended December 31, 1993, give effect to the current assumptions relating to the proposed spin-off of Allstate, the contemplated divestiture of Homart at book value and other adjustments as described under ``Sears, Roebuck and Co. Notes to Pro Forma Condensed Consolidated Financial Statements,'' assuming the transactions had occurred as of the beginning of the respective periods. The pro forma condensed consolidated statement of financial position gives effect to the current assumptions relating to the transactions as if they had occurred on October 1, 1994.

The pro forma condensed consolidated financial statements have been derived from and should be read in conjunction with the financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994, both of which are incorporated herein by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had such transactions been consummated on the dates assumed; nor is the pro forma information intended to be indicative of the Company's future results of operations or financial position.

Pro Forma Condensed Consolidated Statement of Income Year-To-Date Through October 1, 1994

(millions, except per common share data)

                                       Pro Forma Adjustments
                        Historical    Allstate        Other      Pro Forma
                                      (Note 1)      (Note 2)
Revenues

Merchandise sales and
  services               $19,525.1   $             $            $19,525.1

Credit revenues            2,676.1                                2,676.1

Insurance operations and
  other revenues          16,278.8   (16,030.5)(A)   (189.7)(A)         -
                                                      (58.6)(B)

    Total revenues        38,480.0   (16,030.5)      (248.3)     22,201.2


Costs and expenses

Cost of sales, buying
  and occupancy           13,967.5                              13,967.5

Claims, benefits and
  related expense         15,895.0   (15,895.0)(A)                      -

Provision for un-
  collectible accounts       501.7                                  501.7

Selling and
  administrative expense   6,158.5         9.1 (C)   (151.4)(A)   5,962.4
                                                      (53.8)(B)

Interest expense (Note 3)  1,089.9       (44.6)(A)    (95.0)(A)     913.3
                                          14.0 (B)    (56.3)(B)
                                           5.3 (C)

   Total costs and
     expenses             37,612.6   (15,911.2)      (356.5)     21,344.9

Operating income             867.4      (119.3)       108.2         856.3

Other income                  83.6         8.4 (A)    (62.5)(A)      29.5

Income before income
  taxes and minority
  interest                   951.0      (110.9)        45.7         885.8

Income taxes                 117.1       228.4 (D)     14.7 (C)     360.2

Minority interest            (64.9)       63.7 (A)                   (1.2)

Income from continuing
  operations                $769.0     $(275.6)       $31.0        $524.4

Earnings from
  continuing operations
  per common share           $1.92                                  $1.29

Average common and
  common equivalent
  shares outstanding         388.7                                  388.7

See Notes to Pro Forma Condensed Consolidated Financial Statements.


Pro Forma Condensed Consolidated Statement of Income Year Ended December 31,
1993

(millions, except per common share data)
                                       Pro Forma Adjustments
                        Historical    Allstate        Other      Pro Forma
                                      (Note 1)      (Note 2)
Revenues

Merchandise sales and
  services               $26,291.2   $            $             $26,291.2

Credit revenues            3,301.7                                3,301.7

Insurance operations and
  other revenues          21,244.6   (20,936.5)(A)   (230.9)(A)         -
                                                      (77.2)(B)

    Total revenues        50,837.5   (20,936.5)      (308.1)     29,592.9


Costs and expenses

Cost of sales, buying
  and occupancy           18,759.1                              18,759.1

Claims, benefits and
  related expense         19,513.6   (19,513.6)(A)                      -

Provision for un-
  collectible accounts       820.9                                  820.9

Selling and
  administrative expense   8,140.1        26.9 (C)   (215.2)(A)   7,876.0
                                                      (75.8)(B)

Interest expense (Note 3)  1,498.1       (81.6)(A)   (115.0)(A)   1,249.9
                                          16.4 (B)    (74.0)(B)
                                           6.0 (C)

    Total costs and
      expenses            48,731.8   (19,545.9)      (480.0)     28,705.9

Operating income           2,105.7    (1,390.6)       171.9         887.0

Other income                 217.6       (34.7)(A)    (68.3)(A)     114.6

Gain on sale of
  subsidiary's stock         635.1      (635.1)(A)                      -

Income before income
  taxes and minority
  interest                 2,958.4    (2,060.4)       103.6       1,001.6

Income taxes                 400.9       (90.9)(D)     35.3 (C)     345.3

Minority interest           (148.4)      141.2 (A)                   (7.2)

Income from continuing
  operations              $2,409.1   $(1,828.3)       $68.3        $649.1

Earnings from
  continuing operations
  per common share           $6.22                                  $1.62

Average common and
  common equivalent
  shares outstanding         382.9                                  382.9

See Notes to Pro Forma Condensed Consolidated Financial Statements.

Pro Forma Condensed Consolidated Statement of Financial Position October 1,
1994

(millions)                             Pro Forma Adjustments
                        Historical    Allstate        Other      Pro Forma
                                      (Note 1)      (Note 2)
Assets

Investments              $48,904.1  $(46,986.4)(A)$(1,917.7)(A) $       -

Retail customer
  receivables             16,701.5                               16,701.5

Cash and invested
  cash                     1,614.4      (740.5)(A)    (95.0)(A)     761.4
                                                      (17.5)(B)

Insurance premium
  installments and other
  receivables              4,238.7    (3,342.1)(A)   (145.1)(A)     704.6
                                                      (46.9)(B)

Merchandise inventories    4,504.5                                4,504.5

Property and equipment,
  net                      5,684.3      (795.1)(A)     (4.1)(A)   4,522.1
                                                     (363.0)(B)

Deferred income taxes      3,381.9    (1,482.4)(A)      8.5 (A)   1,784.8
                                                     (123.2)(B)

Other assets               6,101.5    (4,783.3)(A)     (2.1)(A)   1,242.0
                                                      (74.1)(B)

Separate Accounts          2,783.2    (2,783.2)(A)                      -

    Total assets         $93,914.1  $(60,913.0)   $(2,780.2)    $30,220.9


Liabilities and Shareholders' Equity

Insurance reserves       $39,557.6  $(39,557.6)(A) $             $      -

Long-term debt            12,439.9      (862.0)(A) (1,189.9)(A)   9,542.8
                                                     (845.2)(B)

Short-term borrowings      6,572.6       450.0 (B)   (837.6)(A)   5,835.2
                                        (349.8)(C)

Unearned revenues          7,289.4    (5,973.2)(A)     14.0 (B)   1,330.2

Accounts payable and
  other liabilities       12,573.0    (2,972.8)(A)   (128.0)(A)   9,393.7
                                         (90.0)(B)     11.5 (B)

Separate Accounts          2,773.3    (2,773.3)(A)                      -

    Total liabilities     81,205.8   (52,128.7)    (2,975.2)     26,101.9

Minority interest          2,019.8    (1,741.0)(A)                  278.8

Shareholders' equity      10,688.5    (7,332.8)(A)    195.0 (B)   3,840.2
                                         289.5 (C)

    Total liabilities
      and shareholders'
      equity             $93,914.1  $(60,913.0)   $(2,780.2)    $30,220.9

See Notes to Pro Forma Condensed Consolidated Financial Statements.


Pro Forma Condensed Consolidated Balance Sheet October 1, 1994

Based on the Company's significant insurance operations, the Company has historically not classified its statement of financial position. Assuming the completion of the proposed spin-off of Allstate, the Company will present a classified balance sheet. The pro forma condensed consolidated balance sheet below has been derived from the pro forma condensed consolidated statement of financial position and gives effect to the current assumed transactions as if they had occurred on October 1, 1994.

(millions)

Assets

  Current assets

    Cash and invested cash                           $761.4

    Retail customer receivables                    16,701.5

    Other receivables                                 671.8

    Inventories                                     4,504.5

    Deferred income taxes                           1,253.5

    Other current assets                              376.2

      Total current assets                         24,268.9

  Property and equipment, net                       4,522.1

  Deferred income taxes                               531.3

  Other assets                                        898.6

Total assets                                      $30,220.9

Liabilities

  Current liabilities

    Short-term borrowings                          $5,835.2

    Current portion of long-term debt
      and capitalized lease obligations             1,303.2

    Accounts payable and other current
      liabilities                                   7,270.7

      Total current liabilities                    14,409.1

  Long-term debt and capitalized
    lease obligations                               8,239.6

  Postretirement benefits, minority
    interest and other liabilities                  3,732.0

Total liabilities                                  26,380.7

Shareholders' equity                                3,840.2

Total liabilities and shareholders'
  equity                                          $30,220.9

See Notes to Pro Forma Condensed Consolidated Financial Statements.

Notes to Pro Forma Condensed Consolidated Financial Statements

Note 1 -  To reflect the impact of the proposed distribution of the Company's
          80.2 percent ownership of The Allstate Corporation in a tax-free dividend to Sears common shareholders including the following:

          (A) Elimination of the Company's 80.2 percent ownership of The Allstate Corporation from the Company's historical consolidated financial statements.

          (B) Payment by the Company of the $450 million demand collateral note payable to Allstate. See ``Relationships Between the Company and Allstate-Business Relationships-Demand Collateral Note.''

          (C)  Equal division of the leveraged employee stock ownership plan
               (ESOP) between the Company and Allstate. See ``Relationships Between the Company and Allstate-Agreements Relating to the Distribution-Stock Transfers Between Qualified Plans.''

          (D) Impact on income taxes of the pro forma adjustments. Neither the Company nor Allstate had established a valuation reserve relating to its deferred tax assets because each such corporation considers it more likely than not that it will earn sufficient taxable income in the future to realize such deferred tax assets.

               While the Company's effective tax rate is expected to increase after the Distribution, it is not expected to vary materially from the pro forma effective tax rate.

               The Distribution may necessitate a change in the investment strategy of Allstate for tax planning purposes. Specifically, Allstate may vary its mix of holdings of taxable and tax-exempt securities. The extent of any shift in the portfolio will depend on underwriting performance and investment yields. While such a shift will tend to increase the effective tax rate, it will also increase investment income, as taxable securities generally have higher pre-tax yields than tax-exempt securities. The net impact of any change in strategy may reduce the after-tax yield on the portfolio. However, any change in strategy is not expected to have a material effect on results of operations, liquidity or capital resources.

Note 2 - To reflect the impact of the following proposed or completed transactions:

          (A) Elimination of Homart Development Co. from the Company's historical consolidated financial statements assuming a divestiture with proceeds equal to Homart's book value. The Company believes the divestiture of Homart is probable and that book value represents a reasonable estimate of the probable Homart sales price. There can be no assurance, however, that the actual sales price will not vary from this amount.

          (B) Elimination of Sears Tower and its related mortgages from the Company's historical consolidated financial statements. On November 7, 1994, the Company transferred ownership of Sears Tower and its related mortgages to a trust. As a result of the transfer, an extraordinary after-tax gain of $195.0 million, or approximately 50 cents per Sears common share, has been recorded in the fourth quarter of 1994.

          (C)  Impact on income taxes of the pro forma adjustments.

Note 3 - Impact on interest expense assumes the transactions in Notes 1 and 2 occurred at the beginning of the period. The assumed annual average commercial paper interest rates were 4.15% and 3.64% for the year-to-date period ended October 1, 1994 and the year ended December 31, 1993, respectively.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION OF THE CONTINUING BUSINESSES OF THE COMPANY

The following discussion relates to the continuing businesses of the Company. Information related to liquidity and capital resources at October 1, 1994 is set forth below. Information related to the results of operations for the years ended December 31, 1991, 1992 and 1993 and for the year-to-date periods ended September 30, 1993 and October 1, 1994 and liquidity and capital resources at December 31, 1993 is incorporated by reference to the information presented under the captions ``Sears Merchandise Group-Analysis of Operations'' and ``- Analysis of Financial Condition'' on pages 39 through 43 of the Company's 1993 Annual Report which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, and to the information presented under the caption ``Management's Discussion and Analysis of Financial Condition and Results of Operations-Sears Merchandise Group'' on pages 13 through 15 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994, which Form 10-K and Form 10-Q are incorporated herein by reference.

After the proposed Distribution, the Company will continue to be highly liquid. On a pro forma basis, cash and invested cash, retail customer receivables after securitization and inventory totaled $22.0 billion at October 1, 1994.

The Company maintains access to a variety of capital markets to preserve flexibility and diversify its funding sources on a competitive and cost effective basis. The Company issues senior unsecured debt via underwritten offerings and its medium term note program, securitizes customer accounts receivables through Sears Receivables Financing Group, Inc., a wholly-owned subsidiary, and transacts private placements through wholly-owned affiliates. Sears Roebuck Acceptance Corp. (``SRAC''), a wholly-owned subsidiary of the Company, issues unsecured commercial paper. SRAC is a first tier issuer of commercial paper under SEC Regulation 2a-7, which broadens access within the commercial paper market. The following sets forth the ratings of the Company and certain financing subsidiaries from four nationally-recognized rating agencies:

                                                    Duff &
                            Moody's                 Phelps        Fitch
                           Investors   Standard     Credit      Investors
                            Service    & Poor's   Rating Co.  Service, Inc.

Unsecured long-term debt      A2          BBB         A-            A

Unsecured commercial paper    P-1         A-2         D-1          F-1

Term securitization           Aaa         AAA         AAA          AAA

Asset-backed commercial
  paper                       P-1      A-1+/A-1        -            -


On November 10, 1994, following the announcement of the proposed Distribution, Moody's Investors Service stated that it was continuing its review for a possible upgrade of the Company's senior debt rating of Baa1. Fitch Investors Services, Inc. and Duff & Phelps Credit Rating Co. each reaffirmed their rating of the Company's senior debt of A and A-, respectively. Standard & Poor's lowered its rating of the Company's senior debt from BBB+ to BBB. On January 19, 1995, Moody's Investors Service raised the rating of the Company's long-term senior debt to A2 from Baa1 and upgraded SRAC's commercial paper rating to P-1 from P-2. The Company believes that it will continue to obtain funds on a competitive and cost-effective basis.

On a pro forma basis, on October 1, 1994, the net funding for the Company's domestic merchandising and credit operations was $17.8 billion, including retail customer receivables securitized of $4.1 billion. This funding primarily supported the Company's $20.1 billion in gross domestic retail customer receivables. International operations' net funding portfolio was $1.8 billion and was used primarily to support retail customer receivables.

                BUSINESS OF THE COMPANY AFTER THE DISTRIBUTION

After the Distribution, the Company's principal business will be conducting merchandising operations in the United States, Canada, Puerto Rico and Mexico. The Company is among the largest retailers in the world, on the basis of sales and services, and is composed of two segments: domestic operations and international operations. Components of domestic operations are domestic merchandising and domestic credit operations. Domestic merchandising includes the core merchandising and product services businesses in the United States and Puerto Rico. The Company operates 799 multi-line Sears department stores and 1,074 specialty stores in the United States and Puerto Rico. The specialty stores include Sears Hardware, Sears Homelife, dealer stores (see description below) and Western Auto Supply Company and its subsidiaries, Tire America and NTW (``Western Auto''). Domestic credit operations primarily consist of activities related to the SearsCharge card, the largest proprietary credit card in the nation with approximately 25 million active customer accounts. International operations consist of similar retail and credit operations in Canada through Sears Canada Inc., a consolidated, 61.1% owned subsidiary (``Sears Canada''), and in Mexico through Sears, Roebuck de Mexico, S.A. de C.V., a consolidated, 75% owned subsidiary (``Sears Mexico'').

Homart Development Co., which develops, owns and manages regional shopping centers and retail community centers and owns and manages office properties, is also a wholly-owned subsidiary of the Company. The Company is pursuing a divestiture of Homart.

Strategic Initiatives

In early 1993, the Company announced a major restructuring program to build on its existing initiatives to streamline and focus the Sears Merchandise Group operations. This program included discontinuing domestic catalog operations, a voluntary early retirement incentive program, closing 113 unprofitable retail department stores, streamlining or discontinuing various unprofitable merchandise lines and the write-down of underutilized assets to market value. The Company also reorganized its domestic merchandising operations into the Apparel Group, Home Group and Automotive Group (as described below). The restructuring program was intended to reduce operating costs and improve the Company's competitive position and earnings potential. The restructuring program eliminated approximately 50,000 full-time and part-time positions. The following five strategic objectives were formulated in 1993 and have served as a guide to improve the profitability of Sears Merchandise Group.

Focus on Core Businesses. Domestic merchandising is focusing on middle income women as its primary core customer, and expanding the product offering in apparel. This strategy is designed to take advantage of the Company's existing strengths of a loyal customer base, strong position in durable goods, a network of mall-based multi-line stores, a nationwide service organization and attractive credit programs. A ``Pure Selling Environment'' program that relieves sales associates of administrative responsibilities to enable them to spend more time serving customers was initiated in 1992.

Make Sears a Compelling Place to Shop. In 1993, the Company began a $4 billion capital expenditure program for the period 1993 through 1997 to make the Sears store a more compelling place for customers to shop, with a primary focus on remodelling Sears stores. The remodeled stores have increased selling area, more extensive apparel offerings, wider aisles and better lighting. By 1997, the Company plans to increase significantly the apparel selling area through the addition of 12 million square feet. Apparel offerings are designed to meet shoppers' needs with a mixture of national brands and high-quality, private label merchandise and will include expanded accessory and cosmetics departments. Capital is also being used for selected new Sears stores and the roll-out of promising free-standing specialty retail concepts, such as Sears Homelife and Sears Hardware stores.

Cost and Productivity Improvement. Customer service and expense areas have been benchmarked against the competition and both expense reduction and process improvement programs are being developed and implemented on an ongoing basis. The programs' goals are to improve the value of merchandise to the customer, reduce selling and administrative expenses as a percent of revenues and improve productivity and customer service levels.

Market Focus. Programs have been initiated to renew emphasis on market-by-market assortment, marketing and pricing to strengthen the local competitive position of each store. In addition, merchandising offerings are being implemented to target small and rural markets and Hispanic and Asian customers.

Foster New Culture. A more aggressive organization has been created through the implementation of the voluntary early retirement program in 1993 and by attracting high-level executives from outside Sears Merchandise Group. Programs are in place to foster teamwork, customer focus, speed and simplicity in the organizational culture and develop depth in management. Such programs included an expansion of the Company's stock option program during 1994 to include all salaried employees. Development of a new culture is a critical element in the success of the preceding strategic objectives.

Domestic Operations

Domestic merchandising operations sell a broad line of general merchandise and services through various types and sizes of retail facilities and direct response marketing in the United States and Puerto Rico. At October 1, 1994, domestic merchandising operations included:

(bullet) 799 Sears multi-line department stores, which include 412 large-size stores located principally in shopping malls in major metropolitan areas, 378 medium-size stores that also carry an extensive assortment of merchandise and nine small-size, hard-line stores that serve either the neighborhoods of metropolitan areas or smaller communities and stock a limited selection of appliances, hardware, sporting goods and automotive supplies.

(bullet) Western Auto. Western Auto is a leading retail and wholesale marketer of automotive supplies, tires, appliances and lawn and garden equipment. Western Auto operates through 623 company-owned retail stores (including 117 Tire America and 127 NTW stores) in 34 states, Puerto Rico and the United States Virgin Islands. Western Auto sells also at wholesale to 1,046 independently owned and operated dealer stores nationwide.

(bullet)  58 free-standing Sears Homelife furniture stores.

(bullet) 78 Sears Hardware stores.

(bullet) 250 dealer stores operated under the Sears name. The dealer stores are primarily independently owned and operated, and carry home appliances, home electronics and lawn and garden equipment.

Domestic merchandising's Apparel Group consists of the women's, men's and children's apparel and home fashion departments. The Home Group consists of home appliances and electronics, furniture (including Sears Homelife furniture stores), and home improvement businesses (including the mall-based departments, Sears Hardware stores and home installation services), dealer stores and product services. The Home Group's product services operations provide repair parts, customer service and repair work on national brand items in addition to Sears brand name products. The Automotive Group consists of the Sears Tire and Auto Centers and Western Auto.

Domestic credit operations initiate and maintain, in the United States and Puerto Rico, customer credit accounts generated by the domestic merchandising operations. As of October 1, 1994, domestic credit had approximately 25 million active customer accounts. These accounts had an average balance of $841, for a total of $20.1 billion of retail customer receivables before subtracting account balances sold.

On August 1, 1993, all domestic Sears stores began accepting VISA, MasterCard and American Express cards for purchases, in addition to SearsCharge, Discover Card, personal check or cash, in order to attract new customer and incremental sales. Although customers' use of VISA, MasterCard and American Express cards replaces to some extent their use of Sears credit plans, it is expected that the long-term effect on domestic credit operations will be offset by the effects of new initiatives to increase SearsCharge market penetration in all sales and service channels. Despite the introduction of third-party cards, domestic sales charged to the SearsCharge card as a percentage of total sales has remained stable.

Domestic operations employ approximately 260,000 full and part-time employees.

International Operations

Sears Canada is the largest single retailer of general merchandise in Canada. At October 1, 1994, Sears Canada operated 110 department stores, 11 outlet stores and 1,382 catalog selling units. Approximately 39,500 full and part-time employees were employed by Sears Canada at December 31, 1993.


               MANAGEMENT OF THE COMPANY AFTER THE DISTRIBUTION

The following table sets forth the names of the persons who are presently expected to be the executive officers of the Company immediately after the Distribution, the positions and offices with the Company presently held by them, the date on which they first became officers of the Company or the Sears Merchandise Group and their current ages:


Edward A. Brennan(1)     Chairman of the Board of Directors,
                         President and chief Executive Officer   1978   61

James M. Denny(1)        Vice Chairman and Acting Chief
                         Financial Officer                       1986   62

David Shute              Senior Vice President, General Counsel
                         and Secretary                           1981   63

James A. Blanda          Vice President and Controller           1992   51

Gerald E. Buldak         Vice President, Public Affairs          1993   50

Alice M. Peterson        Vice President and Treasurer            1993   42

                         Sears Merchandise Group(2)

Arthur C. Martinez(1)    Chairman and Chief Executive Officer,
                         Sears Merchandise Group                 1992   55

Russell S. Davis         Executive Vice President and Chief
                         Financial Officer, Sears Merchandise
                         Group                                   1990   59

Anthony J. Rucci         Executive Vice President,
                         Administration, Sears Merchandise Group 1993   44

John H. Costello         Senior Executive Vice President,
                         General Manager, Marketing Division,
                         Sears Merchandise Group                 1993   47

Robert Mettler           President, Apparel and Home Fashions
                         Group, Sears Merchandise Group          1993   54

Paul A. Baffico          President, Automotive Group,
                         Sears Merchandise Group                 1992   48

Marvin M. Stern          President, Home Group, Sears
                         Merchandise Group                       1988   59

Allan B. Stewart         President, Retail Stores, Sears
                         Merchandise Group                       1984   52

Jane J. Thompson         Executive Vice President, Credit,
                         Sears Merchandise Group                 1988   43

William G. Pagonis       Executive Vice President, Logistics,
                         Sears Merchandise Group                 1993   53

Alan J. Lacy             Senior Vice President, Finance,
                         Sears Merchandise Group                 1995   41


(1) Mr. Brennan has stated that he expects to remain in the position of Chairman of the Board, President and Chief Executive Officer of the Company until the successful completion of the Distribution and during a transition period thereafter. After such period, Mr. Brennan also does not expect to remain a director of the Company. Mr. Denny expects to remain as Vice Chairman and Acting Chief Financial Officer of the Company until the successful completion of the Distribution and during a transition period thereafter. Upon Mr. Brennan's retirement, the Board expects that Mr. Martinez will succeed him and be elected as Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Martinez became a director of the Company in February 1995.

(2) It is expected that the Merchandise Group will cease to be a separate business group sometime following the Distribution. When this occurs, the executive officers presently in the Merchandise Group are expected to become officers of the Company, with similar titles and functions (other than the reference to the Merchandise Group in their titles).


No family relationships exist among the above-named individuals.

Each of the officers named above was elected or appointed to serve in the office indicated until the first meeting of the Board following the annual meeting of shareholders in 1995 and until his or her successor is elected and qualified or until such officer reaches retirement age or resigns.

With the exception of Messrs. Blanda, Buldak, Costello, Davis, Lacy, Martinez, Mettler, Pagonis and Rucci, these officers have held their positions set forth in the table above for at least the last five years or have served the Company or its subsidiaries in various executive or administrative capacities for at least that length of time.

Mr. Blanda joined the Company as Vice President and Controller in December 1992. Before joining the Company, he had been a partner in the accounting and auditing firm of KPMG Peat Marwick since 1983.

Mr. Buldak joined the Company as National Manager, External Communications, in July, 1990. Before joining the Company he had been the Manager of Public Affairs for The Detroit Edison Company since 1984.

Mr. Costello joined the Company as Senior Executive Vice President, General Manager, Marketing Division, of the Merchandise Group of the Company, in April 1993. Before joining the Company he had been President of Nielsen Marketing Research USA.

Mr. Davis joined the Company as Senior Vice President and Chief Financial Officer of the Merchandise Group for the Company, in June 1990. Before joining the Company, he had been Executive Vice President and Chief Financial Officer, and previously Senior Vice President, Planning, of Federated Department Stores/Allied Department Stores.

Mr. Lacy joined the Company effective January 1, 1995. Before joining the Company, he had been Vice President, Financial Services and Systems of Philip Morris Companies Inc. and President of Philip Morris Capital Corporation since September, 1993 and, from September, 1989 to September, 1993, was Senior Vice President of Kraft General Foods in charge of finance, strategy and development matters.

Mr. Martinez joined the Company as Chairman and Chief Executive Officer of the Sears Merchandise Group in September 1992. Before joining the Company, he had been a Vice Chairman of Saks Fifth Avenue and responsible for all of its administrative functions since August 1990 and, from January 1987 until August 1990, was Senior Vice President of Batus, Inc. and responsible for its Saks Fifth Avenue, Marshall Field's, J.B. Ivey and Breuner's stores.

Mr. Mettler joined the Company as President, Apparel Group, of the Merchandise Group of the Company, in February 1993. Before joining the Company, he had been President and Chief Executive Officer of Robinson's Inc.

Mr. Pagonis joined the Company as Senior Vice President of Logistics, in November 1993. Before joining the Company, he had been a Lieutenant General in the U.S. Army, serving as Director for Transportation, Energy and Troop Support in the Office of the Deputy Army Chief of Staff for Logistics.

Mr. Rucci joined the Company as Executive Vice President, Administration in October 1993. Before joining the Company, he had been Senior Vice President, Strategy, Business Development and External Affairs and previously Senior Vice President, Human Resources, of Baxter International, Inc.

                         STOCK OWNERSHIP INFORMATION


The following tables set forth certain information as of December 31, 1994 with respect to beneficial share ownership by directors and executive officers of the Company and, to the best of the Company's knowledge, beneficial owners of 5% or more of any class of voting security of the Company. Except as set forth below, share ownership of directors, certain executive officers and all executive officers and directors as a group includes (i) shares in which they may be deemed to have a beneficial interest, (ii) Sears Common Shares held as nontransferable restricted shares awarded under the Company's 1979 Incentive Compensation Plan and 1990 and 1994 Employees Stock Plans which are subject to forfeiture under certain circumstances, and (iii) shares credited to individual accounts in the Profit Sharing Fund. Share ownership of directors and executive officers does not include shares of Allstate Common Stock which they would receive as Sears Common Shareholders in connection with the Distribution. Shares shown as ``subject to option'' are subject to employee stock options exercisable on or before March 1, 1995.


Security Ownership of Directors and Executive Officers

                            Amount and Nature of Beneficial Ownership(a)
                                      Sears             Allstate*
Name                              Common Shares       Common Stock

Hall Adams, Jr.                        1,000                   -

Warren L. Batts                        1,600               5,200


Edward A. Brennan                    721,694(b)            3,000


James W. Cozad                         1,000                   -

William E. LaMothe                     2,100               1,400

Michael A. Miles                       1,171               4,500

Sybil C. Mobley                        1,255                   -

Nancy C. Reynolds                      1,400               1,200

Clarence B. Rogers, Jr.                4,696               1,000

Donald H. Rumsfeld                     4,600               7,200


Jerry D. Choate                       44,217(c)           14,450(g)

James M. Denny                       243,890(d)            2,000

Arthur C. Martinez                   174,722(e)                -





All directors and executive
  officers as a group              1,283,996(f)           40,450(g)


* A majority-owned, indirect subsidiary of the Company.

(a) Direct ownership unless indicated otherwise.


(b) Includes 19,900 shares held in trust for Mrs. Brennan.
    Also includes 585,586 shares subject to option.


(c) Includes 37,703 shares subject to option.


(d) Includes 191,612 shares subject to option.

(e) Includes 67,348 shares subject to option.





(f) Includes 942,242 shares subject to option.

(g) Includes 12,450 shares subject to option.



Security Ownership of Certain Beneficial Owners


                                Amount and Nature of               Percent
Name and Address                Beneficial Ownership(a)           of Class

The Northern Trust Company
  of New York                   29,859,065 shares                   8.5%
  19th Floor, 80 Broad Street   Trustee of the trust under The
  New York, NY 10004            Savings and Profit Sharing Fund
                                of Sears Employees(b)

United States Trust Company
  of New York                   19,624,336 shares                   5.6%
  114 West 47th Street          Trustee of the Sears, Roebuck
  New York, NY 10036-1532       and Co. Employee Stock
                                Ownership Trust


(a) Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.




(b)  The Northern Trust Company became trustee effective January 1, 1995.

To the knowledge of the Company, as of December 31, 1994, no shareholder (except as set forth above) beneficially owned more than 5% of the outstanding Sears Common Shares, no director had a beneficial interest in more than .21% of the outstanding Sears Common Shares, and all directors and executive officers together beneficially owned an aggregate of 1,283,996 Sears Common Shares (.37% of the outstanding shares), which included 942,242 shares subject to option. No director or executive officer had a beneficial interest in more than .004% of the outstanding Allstate Common Stock, and all directors and executive officers together beneficially owned an aggregate of 40,450 shares of Allstate Common Stock (.01% of the outstanding shares).


                     MARKET INFORMATION CONCERNING SEARS
                   COMMON SHARES AND ALLSTATE COMMON STOCK


Sears Common Shares are traded on the NYSE under the symbol ``S'' and on several regional and foreign exchanges. As of the Special Meeting Record Date,
the number of Sears Common Shareholders of record was        . Allstate Common
Stock is traded on the NYSE and the CSE under the symbol ``ALL''. As of
February   , 1995, there were       record holders of Allstate Common Stock.


The following table sets forth, for the fiscal periods indicated, the high and low sales price per share of Sears Common Shares and Allstate Common Stock as reported on the NYSE Composite Tape, and the cash dividends paid per Sears Common Share and per share of Allstate Common Stock.

                         Sears Common Shares        Allstate Common Stock
                                        Cash                        Cash
                                      Dividends                   Dividends
Year                    High     Low    Paid        High     Low    Paid

1993:

      First Quarter    55-3/4  43-7/8    .40         N/A     N/A     N/A

      Second Quarter   56-1/4  50-3/8    .40         30*   27-1/8*   N/A

      Third Quarter    57-3/4  39-7/8    .40       33-3/8  27-7/8    .18

      Fourth Quarter   60-1/8  51-3/8    .40       34-1/4  27-5/8    .18

1994:

      First Quarter    55-1/8  42-7/8    .40       29-7/8    23      .18

      Second Quarter   51-7/8  42-1/8    .40       26-1/2  22-5/8    .18

      Third Quarter    51-1/8  45-5/8    .40       26-7/8    23      .18

      Fourth Quarter   52-3/8  43-1/2    .40       25-1/2  22-5/8    .18

1995:


      First Quarter**  48-3/8  44-1/8     -        26-1/4  23-1/2     -


 * From June 2, 1993.

** Through February  , 1995.

On November 9, 1994, the last trading day before the announcement of the proposed Distribution, the high and low sales prices of a Sears Common Share and a PERCS depositary share were $49-3/8 and $48-1/2 and $56-3/4 and $56-1/2, respectively. On November 9, 1994, the high and low sales prices of Allstate
Common Stock were $25 and $24-3/4, respectively. On February   , 1995, the
closing price of a Sears Common Share and a PERCS depositary share was $ . and $ . , respectively, and the closing price of Allstate Common Stock was $
   per share.


                LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
                     OFFICERS OF THE COMPANY AND ALLSTATE

The Restated Certificate of Incorporation of the Company provides that a director shall not be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity, unless a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the NYBCL, which concerns unlawful payments of dividends, stock purchases or redemptions, distribution of assets to shareholders after dissolution of a corporation and loans to directors.

The Restated Certificate of Incorporation of Allstate waives the personal liability of a director for monetary damages for breach of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may in the future be amended. Section 102(b)(7) of the General Corporation Law currently provides that the liability of a director may not be limited or eliminated for (i) breach of duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit or
(iv) a violation of Section 174 of the General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions.

While the Restated Certificate of Incorporation of each of the Company and Allstate provides directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Restated Certificate of Incorporation of each of the Company and Allstate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

The By-Laws of both the Company and Allstate provide for indemnification of the directors and officers of the Company and Allstate, respectively, to the full extent permitted by applicable state law, as the same exists or may hereafter be amended. The indemnification rights conferred by the charter documents of both the Company and Allstate are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors or otherwise. Each of the Company and Allstate also has provided liability insurance for their respective directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.


                     COMPARISON OF RIGHTS OF SHAREHOLDERS
                          OF THE COMPANY AND ALLSTATE

Differences in Corporation Laws

As a result of the Distribution, shareholders of the Company, whose rights are governed by New York law, will also become shareholders of Allstate, with their rights governed by Delaware law. The statutes and court decisions with respect to rights of shareholders of corporations incorporated under the laws of those two jurisdictions reflect several differences.

The following discussion is intended only to highlight certain statutory differences between the rights of Sears Common Shareholders and the rights of holders of Allstate Common Stock. The discussion does not purport to constitute a detailed comparison of the provisions of New York and Delaware law. Shareholders are referred to those laws for further information.

Certain significant differences which affect the rights of shareholders are as follows:

1. Shareholder Vote for Mergers. Corporations incorporated under Delaware law must obtain the affirmative vote (except as indicated below) of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger of the corporation into another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, New York law requires the approval of two-thirds of the outstanding shares entitled to vote thereon.

Delaware law does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. New York law has no such exception.

2. Appraisal Rights. Generally, New York law gives appraisal rights in more situations than does Delaware law. Both Delaware law and New York law provide such rights to shareholders entitled to vote in merger transactions (except as indicated below). New York law also provides for such rights in a sale of assets requiring shareholder approval, whereas Delaware law does not.

Subject to certain exceptions, Delaware law does not recognize dissenters' rights of appraisal in a merger or consolidation if the shares of the corporation are either listed on a national securities exchange (the Allstate Common Stock is currently listed on the NYSE and the CSE, which are national securities exchanges) or held of record by more than 2,000 shareholders unless stockholders are required to accept for their shares in the merger or consolidation anything other than common stock of the surviving or resulting corporation or common stock of another corporation that is so listed or held (and cash in lieu of fractional shares), or if the corporation is the surviving corporation and no vote of its shareholders is required.

3. Inspection of Shareholders' List. New York law provides for a right of inspection of the shareholders' list and books of the corporation by any person who has been either a record holder for more than six months or who is authorized by the owners of at least five percent of any class of a corporation's stock. Delaware law allows any shareholder to inspect the shareholders' list and books of the corporation for a purpose reasonably related to such person's interest as a shareholder.

4. Payment of Dividends. Under New York law, dividends can only be paid out of surplus while under Delaware law, generally a corporation may pay dividends out of the corporation's net profits for the fiscal year in which the dividend is declared or from the preceding fiscal year, even if the corporation has no available surplus.

5. Loans to Directors. New York law prohibits loans to directors unless authorized by shareholder vote. Delaware law permits the Board of Directors, without stockholder approval, to authorize loans to corporate directors who are also officers or employees.

6. Corporate Action Without a Shareholders' Meeting. A shareholders' meeting to authorize corporate action may be dispensed with by a New York corporation only upon the written consent of all shareholders. Delaware law permits corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation expressly provides otherwise.

7. Rights and Options. New York law requires shareholder approval of any plan pursuant to which rights or options are to be granted to directors, officers or employees. Delaware law does not require stockholder approval of such plans although various other applicable legal requirements may make stockholder approval of rights or option plans necessary or desirable.

8. Consideration for Shares. New York law provides that neither obligations of the subscriber for future payments nor future services shall constitute payment or part payment for shares of a corporation. Furthermore, certificates for shares may not be issued until the full amount of the consideration therefor has been paid. Delaware law provides that shares of stock may be issued, and shall be deemed to be fully paid and nonassessable, if the corporation receives consideration having a value not less than the par value of such shares and the corporation receives a binding obligation of the subscriber to pay the balance of the subscription price.

9. Regulation of Business Combinations. Both New York and Delaware have provisions regulating business combinations such as mergers. In New York under
Section 912 of the NYBCL, a shareholder becomes subject to the statute's restrictions when it acquires 20% of a corporation's voting stock. During the first five years after the date the interested shareholder acquired the stock making him an interested shareholder, such interested shareholder may only merge with the corporation if the corporation's board of directors had, before the shareholder acquired 20% of the corporation's voting stock, given its approval to either the stock acquisition by the shareholder or the business combination. After such five-year period, a business combination between the interested shareholder and the corporation may only occur if (i) the standard described in the preceding sentence has been satisfied, (ii) a majority of the corporation's disinterested shareholders approve the business combination, or
(iii) certain price and other terms specified in Section 912 of the NYBCL are obtained by shareholders in the business combination.

In Delaware under Section 203 of the Delaware General Corporation Law (the ``DGCL''), generally a stockholder who acquires 15% or more of a corporation's stock (an ``interested stockholder'') cannot engage in a business combination (as defined) with that corporation for a period of three years unless: (i) the board of directors of the corporation approves the combination or acquisition of stock resulting in the stockholder becoming interested before the stockholder acquires 15% or more of the corporation's stock, (ii) the stockholder's stockholdings in the corporation increase from less than 15% to more than 85% in one transaction, or (iii) the board of directors of the corporation and at least two-thirds of the corporation's disinterested stockholders approve the business combination. Although Allstate is presently not governed by Section 203 of the DGCL, Sears and Allstate presently expect that Allstate's Restated Certificate of Incorporation will be amended prior to the Distribution to cause Allstate to be governed by Section 203.

10. Regulation of a Corporation's Stock Repurchases. In New York under the NYBCL, a corporation is restricted from paying more than market value to any shareholder for the purchase by the corporation of more than 10% of the corporation's stock without board and shareholder approval. Delaware has no similar statutory restriction. However, Delaware courts have imposed certain restrictions on such stock repurchases.

Significant Differences in Corporate Charters and By-Laws

The Restated Certificate of Incorporation and By-Laws of the Company and Allstate also differ in several respects. The following discussion is intended only to highlight material differences between the Restated Certificate of Incorporation and By-laws of the Company and Allstate. The discussion does not purport to constitute a detailed comparison of the provisions of those charter documents, which are included or incorporated by reference in documents incorporated by reference in this Proxy Statement. See ``Incorporation of Certain Documents by Reference.''

1. Authorized Capital Stock. The Restated Certificates of Incorporation of each of the Company and Allstate authorize the Board of Directors of the Company and Allstate, respectively, to establish series of preference and preferred stock and to determine, with respect to any such series, among other things: the dividend rates; liquidation and dividend preferences; provisions respecting redemptions; terms, if any, upon which the shares are convertible; voting rights; and other rights thereof. The Restated Certificate of Incorporation of the Company authorizes the issuance of 1,000,000,000 Sears Common Shares and 50,000,000 preferred shares (of which, as of the date of this Proxy Statement, 3,250,000 shares are designated 8.88% Preferred Shares, First Series and 7,187,500 shares are designated PERCS). The Restated Certificate of Incorporation of Allstate presently authorizes the issuance of 450,000,000 shares of Allstate Common Stock and 25,000,000 shares of preferred stock. Sears and Allstate presently expect that Allstate's Restated Certificate of Incorporation will be amended prior to the Distribution to increase the number of authorized shares of Allstate Common Stock to 1,000,000,000.

2. Election of Directors. The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes, with staggered terms of office. The Company's Restated Certificate of Incorporation also provides for cumulative voting. As a result of cumulative voting, shareholders holding a significant minority percentage of the outstanding shares entitled to vote in the election of directors may be able to ensure the election of one or more directors. However, because the Board is classified, shareholders wishing to exercise cumulative voting rights to assure the election of one or more directors must own approximately three times as many shares as would be required if the Board were not classified.

The Restated Certificate of Incorporation of Allstate does not provide for a classified board or cumulative voting. As a result, the holder or holders of a majority of the shares entitled to vote in an election of directors will be able to elect all directors then being elected, and holders of a substantial minority of the outstanding shares of Allstate Common Stock may not have enough voting power to elect any directors.

3. Removal of Directors. The Company's Restated Certificate of Incorporation provides that any director may be removed from office only for cause and only by the affirmative vote of at least 75% of the shares entitled to vote.

Allstate's By-Laws presently provide that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Sears and Allstate presently expect that Allstate's Restated Certificate of Incorporation and By-Laws will be amended prior to the Distribution to provide that any director may be removed from office, with or without cause, only by the affirmative vote of at least 66-2/3% of the shares entitled to vote except as otherwise provided with respect to directors elected by any series of Preferred Stock.

4. Special Meetings of Shareholders. The By-Laws of the Company provide that a special meeting of shareholders may be called at any time by the Chairman of the Board, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office.

The By-laws of Allstate presently provide that a special meeting of stockholders may be called at any time by the Chairman of the Board and Chief Executive Officer and shall be called at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of Allstate issued and outstanding and entitled to vote. Sears and Allstate presently expect that Allstate's By-laws will be amended prior to the Distribution to provide that a special meeting of stockholders may be called only by the Chairman of the Board and Chief Executive Officer or at the request of a majority of the Board of Directors.

5. Shareholder Consent to Action Without Meeting. Any action required or permitted to be taken at a meeting of shareholders of the Company may be taken without a meeting, but only with the written consent of all shareholders entitled to vote with respect to the subject matter thereof.

Allstate's Restated Certificate of Incorporation presently does not prohibit stockholder consent to action without a meeting. As a result, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting with the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. Sears and Allstate presently expect that Allstate's Restated Certificate of Incorporation will be amended prior to the Distribution to prohibit stockholder consent to action without a meeting by stockholders entitled to vote generally in the election of directors.

6. Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors. The Company's By-Laws provide, in general, that if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting, the Company must receive written notice of such intention not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from the prior anniversary date, notice must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the date of such meeting. The notice must include all information relating to the proposed nominee required by law to be disclosed in solicitations of proxies for election of directors or, in the case of a proposal, a brief description of the proposal and why it should be raised at the meeting, and any material interest of the shareholder or beneficial owner, if any, in the proposal. The notice also must include (i) the name and address of both the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made and (ii) the class and number of shares of the Company that are owned beneficially and of record by such shareholder and beneficial owner. In certain cases, the notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The By-Laws also provide, in general, that if a shareholder intends to make a nomination for the election of directors at a special meeting, written notice including all the information set forth above must be received by the Secretary of the Company not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following public announcement of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Allstate's By-Laws provide, in general, that if a stockholder intends to propose business or make a nomination for the election of directors at an annual meeting, Allstate must receive written notice of such intention not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The notice must include all information relating to the proposed nominee required by law to be disclosed in solicitations of proxies, for election of directors, or, in the case of a proposal, a brief description of the proposal, and why it should be raised at the meeting, and any material interest of the stockholder or beneficial owner, if any, in the proposal. The notice also must include (i) the name and address of both the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made and (ii) the class and number of shares of Allstate that are owned beneficially and of record by such stockholder and beneficial owner.

7. Amendment by Stockholders of Certain Provisions of the Restated Certificate of Incorporation and By-Laws. The Restated Certificate of Incorporation of the Company provides that the affirmative vote of at least 75% of the shares entitled to vote is required to alter, amend or repeal or adopt provisions of the Company's Restated Certificate of Incorporation relating to the number, election and term of the Company's directors; the filling of director vacancies; the removal of directors; and the election, terms of office, filling of vacancies and other features of any directors elected separately by the holders of preferred shares.

Under Delaware law, the Restated Certificate of Incorporation of Allstate may be amended by the affirmative vote of a majority of the shares entitled to vote thereon. Allstate's By-Laws may be amended by the Allstate Board of Directors or by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, present in person or by proxy, at a stockholders meeting at which a quorum is present. Sears and Allstate presently expect that Allstate's Restated Certificate of Incorporation and By-Laws will be amended prior to the Distribution to provide that the affirmative vote of at least 66-2/3% of the shares entitled to vote is required to alter, amend or repeal or adopt provisions of Allstate's Restated Certificate of Incorporation relating to the removal of directors or, unless amended by the Allstate Board of Directors, of Allstate's By-Laws.

Insurance Regulations Concerning Change or Acquisition of Control

Each of the Company and Allstate is currently an insurance holding company subject to regulation throughout jurisdictions in which Allstate's insurance subsidiaries do business. Certain of Allstate's subsidiaries are property-liability and life insurance companies organized under the respective insurance codes of Arizona, California, Florida, Illinois, Nebraska, New York, Texas and Utah. The insurance codes in such states contain similar provisions (subject to certain variations) to the effect that the acquisition or change of ``control'' of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulator. In general, a presumption of ``control'' arises from the ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. In Florida, regulatory approval must be obtained prior to the acquisition of 5% or more of the voting securities of a domestic stock insurer or of a controlling company. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While such pre-acquisition notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist, such as undue market concentration. Thus, any transaction involving the acquisition of 10% or more (5% in Florida) of either Sears Common Shares or Allstate Common Stock would generally require prior approval by the state insurance departments of Arizona, California, Florida, Illinois, Nebraska, New York, Texas and Utah and would require the pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and wherein Allstate's insurance subsidiaries are admitted to transact business. Such approval requirements may deter, delay or prevent certain transactions affecting the ownership of Sears Common Shares or Allstate Common Stock.

After the Distribution, the Company will no longer be an insurance holding company subject to insurance regulations concerning change or acquisition of control. Allstate and its insurance subsidiaries will continue to be subject to these and other regulations pertaining to insurance holding companies and insurance companies.

                             INDEPENDENT AUDITORS

The consolidated financial statements and financial statement schedules of the Company and subsidiaries included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, for the periods indicated in their reports thereon. Representatives of Deloitte & Touche LLP will be present at the Special Meeting, will be available to respond to questions and may make a statement if they so desire.

                            SHAREHOLDER PROPOSALS

As described in the Company's proxy statement for the 1994 annual meeting of shareholders, proposals which shareholders intend to present at the 1995 annual meeting of shareholders (other than those submitted for inclusion in the proxy material pursuant to Rule 14a-8 of the Proxy Rules of the SEC) must be received by the Company no earlier than February 12, 1995 and no later than March 14, 1995 to be presented at the 1995 annual meeting. Proposals must have been received by November 23, 1994 to be eligible for inclusion in the proxy material for the 1995 annual meeting.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference herein:

1.   Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

2. Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, July 2 and October 1, 1994.


3. Current Reports on Form 8-K dated January 11, February 1, March 9, March 21, April 20, September 29 and November 10, 1994, and January 17 and February 7, 1995.


The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the foregoing documents incorporated herein by reference (other than any exhibits to such documents which are not specifically incorporated herein or into such documents by reference). Requests should be directed to:

                              Sears, Roebuck and Co.
                              Sears Tower
                              Chicago, Illinois 60684
                              Attention: Shareholder Services
                                   or
                              (800) SEARS 80

All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting or any adjournment thereof shall be deemed to be incorporated by reference herein.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.

                            AVAILABLE INFORMATION

The Company and Allstate are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and in accordance therewith file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company and Allstate may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Reports and other information concerning Allstate can also be inspected at the offices of the NYSE and the CSE.


APPENDIX A: Allstate Appendix

THE ALLSTATE CORPORATION

Business of Allstate

Allstate is engaged, principally in the United States and Canada and primarily through agents working exclusively for Allstate, in property-liability insurance (including personal property and casualty insurance and business insurance) and life insurance. Allstate, with more than 20 million customers, is the country's second largest property-liability insurer on the basis of 1993 statutory premiums earned and is a major life insurer. Building on a strong market share of approximately 12 percent in private passenger automobile and homeowners insurance and benefitting from favorable demographic trends, Allstate is well-positioned to expand its presence in both insurance lines.

Allstate's strategy is to enhance the profitability of its leading position in its markets and to build on its core competencies by broadening its role as a provider of life insurance, selected commercial coverages and other risk management products. This strategy is designed to capitalize on: (1) the strength of the Allstate name, (2) Allstate's network of full-time agents, (3) Allstate's auto insurance capabilities, and (4) additional distribution channels available to Allstate.

Through the use of proprietary data bases, which consist of marketing characteristics and of characteristics of various types of risks in the personal lines automobile and homeowners markets, Allstate is pursuing a strategy of growth in the types of markets management believes will be profitable while limiting growth in other markets. Allstate is pursuing the same segmented growth strategy with respect to geographic areas, attempting to grow its business more rapidly in areas where weather and seismic conditions are relatively benign and in areas where the regulatory climate is conducive to attractive returns, and constraining growth in other areas. Allstate has also made extensive use of computer technology in progressing toward its stated goal of reducing the ratio of operating expenses to earned premiums over the 1993 through 1997 period. Allstate's use of this technology has also reduced the time and paperwork associated with processing policies and claims in the field. Allstate has aligned and focused resources-including technology, improved processes, and agent training-in order to meet the needs and expectations of its customers and potential customers. The customer retention rates for Allstate's standard/preferred auto policies have risen to 91.08% for the nine months ended September 30, 1994 from 90.48% for fiscal year 1993 and 89.52% for fiscal year 1992.

Allstate has achieved the leading market share in non-standard auto insurance (insureds with a prior history of accidents or violations, or owning high performance cars or having other special needs). This has been a market segment in which Allstate has competed successfully by capitalizing on an established distribution system, technology and claims capability and by tailoring pricing and products to reach a broader market. Allstate plans to continue to develop opportunities in this market.


Although Allstate's full-time agency force of approximately 14,500 full-time agents is at the core of its distribution system, Allstate is expanding its market reach by distributing products in non-competing, non-overlapping markets using independent agents, financial institutions, specialized brokers and direct marketing. Allstate uses approximately 1,900 independent agents to market personal lines insurance to individuals in rural markets not served by Allstate agents, and its subsidiary, Northbrook Property and Casualty Insurance Company, uses 1,650 independent agents to deliver commercial insurance to small and medium sized businesses. Allstate's life insurance and annuity products also are marketed through independent brokers and agents, and annuity products are marketed through Dean Witter Reynolds and through banks. Specialized brokers are used to distribute group pension and structured settlement products.


Recent Developments

On January 17, 1995, Allstate and its indirect wholly-owned subsidiary The PMI Group, Inc. (``PMI''), filed registration statements with the SEC regarding (1) the proposed sale by AIC to the public (the ``Stock Offering'') of 61.4% of the shares of common stock of PMI (70% if the underwriters' over-allotment option is exercised in full) and (2) a new issue of Allstate Exchangeable Notes, exchangeable at maturity for all or a significant portion of the remaining shares of PMI common stock (depending upon exercise of the underwriters' over-allotment option with respect to the notes offering, and the market price of PMI common stock at the maturity of the notes, and subject to Allstate's election to pay cash in lieu of delivering PMI common stock to repay the notes upon maturity). PMI is engaged, through its wholly-owned subsidiary, PMI Mortgage Insurance Co., in the business of private mortgage insurance. Allstate is proposing to sell PMI in keeping with its strategic direction to focus on its core property/casualty and life insurance businesses, and to realize the return on its long-term investment in PMI Mortgage Insurance Co. Depending upon the date of consummation of the Stock Offering, PMI will be deconsolidated from the Allstate Group as early as January 1, 1995. The foregoing offerings are subject to market and other conditions, and there can be no assurance that they will be consummated.




During the autumn of 1994, Allstate offered a voluntary early retirement incentive package to approximately 700 employees. The package offered one year of salary continuation and related pension and welfare plan benefits during the salary continuation period, and an enhanced retirement benefit. See "Selected 1994 Operating Results" below.


Certain Factors Affecting The Allstate Corporation

Sears Common Shareholders should consider, among other things, the following factors affecting Allstate and the insurance industry discussed in Allstate's Annual Report on Form 10-K for the year ended December 31, 1993 incorporated by reference herein: (i) the inherent uncertainty in the process of establishing property-liability loss reserves and the fact that, consistent with industry practice, no reserves are established until a loss, including a loss from a catastrophe, occurs; (ii) that ultimate losses could materially exceed established loss reserves and have a material adverse effect on results of operations and financial condition; (iii) the potentially significant impact on the financial condition and results of operations of property-liability insurers of claims arising out of catastrophes; (iv) the need for Allstate's insurance company subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and to maintain financial strength or claims-paying ability ratings; (v) the extensive regulation and supervision to which Allstate's direct and indirect subsidiaries are subject, various regulatory initiatives that may affect Allstate, and regulatory and other legal actions involving Allstate; and (vi) Allstate's primary reliance, as a holding company, on dividends from AIC to meet debt payment obligations, and regulatory restrictions on AIC's ability to pay such dividends. Allstate has experienced, and can be expected in the future to experience, catastrophe losses which may have a material adverse impact on Allstate's results of operations and financial condition. Following consummation of the Distribution, the Company will not have a direct investment in Allstate and will no longer be a potential source of capital to Allstate in the event losses, including those resulting from catastrophes, require a capital infusion.

1994 California Earthquake


On January 17, 1994, a major earthquake centered in Northridge California occurred, registering 6.8 on the Richter scale, which has resulted in the second highest total losses from a single catastrophe incurred by Allstate in its history. Following the earthquake, Allstate rapidly deployed a significant number of claim adjusters to the affected areas, and on February 1, 1994, Allstate announced that its preliminary provision for losses was $350 million ($227.5 million after-tax). Since February 1, 1994, based on its ongoing evaluation of ever increasing claim data and changing circumstances, Allstate has revised its provision for Northridge losses a number of times. On March 21, 1994, Allstate increased its provision to $600 million ($390 million after-tax, an increase of $162.5 million after-tax), principally due to the increase in reported claims, more expansive claims data owing to field inspections, the input of specialists in the claims estimation process and the significant effect of various aftershocks. On April 20, 1994, in preparation of the March 31, 1994 financial statements and earnings release for the first quarter, Allstate increased its provision to $950 million ($617.5 million after-tax, an increase of $227.5 million after-tax), principally due to hidden damage which was revealed as repairs began, the escalation of repair costs due to a shortage of contractors and rising material costs, the unanticipated severity of personal contents claims, numerous aftershocks and the continuation of greater than expected numbers of new claims. In the second quarter, Allstate released $125 million of no longer necessary catastrophe reserves that had previously been recorded with respect to Hurricane Andrew and added a $150 million provision for Northridge losses, resulting in a gross provision for Northridge of $1.1 billion ($715 million after tax, an increase of $97.5 million after tax). Second quarter-end and subsequent disclosures of the Northridge losses were determined after giving effect to the catastrophe reserve release and reported (and discussed herein) in terms of the net effect on the income statement. The resolution of Hurricane Andrew claims has taken several years owing to, among other things, the substantial damage inflicted, the uncertainty of whether insureds would rebuild, questions about applicable building codes and litigation. Management released the $125 million in the 1994 second quarter following a court decision favorable to insurers, including Allstate, regarding the applicable building codes. On September 29, 1994, Allstate revised its gross provision for Northridge losses to $1.425 billion ($926.3 million after-tax, an increase of $211.3 million after-tax from its previous provision), principally due to the uncovering of additional hidden damage, continuing multiple aftershocks, continuing rising repair costs and continuing new claims filed. On January 17, 1995, Allstate increased its Northridge gross provision to $1.625 billion ($1.06 billion after-tax, an increase of $130 million after-tax), principally due to additional damage caused by continuing shifting and compacting of the soil as a result of ongoing seismic activity. Shortly after the earthquake and throughout the year, industry estimates of the insured loss increased significantly from an initial estimate of $1-2 billion in January 1994 to $9.5 billion in December 1994 (A.M. Best). The establishment of reserves is an inherently uncertain process, and there can be no assurance that ultimate losses with respect to the Northridge earthquake will not exceed recorded reserves in light of the substantial number of unsettled claims (approximately 6,300 at January 31, 1995, out of approximately 45,000 reported claims), the possibility of additional seismic activity, the effect (if any) of recent California flooding and the possibility of additional hidden damage. See "Selected 1994 Operating Results" below.


Allstate and Subsidiary Selected Financial Data

The following table summarizes certain selected consolidated financial data. The information set forth below should be read in conjunction with The Allstate Corporation and Subsidiary Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Allstate's Annual Report on Form 10-K for the year ended December 31, 1993, and in Allstate's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994, which are incorporated herein by reference.



                           Nine Months Ended
                             September 30,                      Year Ended December 31,
                            1994       1993       1993       1992       1991       1990       1989
(millions, except per
  common share data)
Operating results

Insurance premiums and
 contract charges earned  $13,315.9  $12,975.1  $17,402.3  $16,865.5  $16,343.9  $15,446.6  $14,344.5

Investment income, less
 investment expense         2,531.3    2,482.7    3,323.7    3,200.5    3,001.4    2,571.3    2,235.2

Realized capital gains        186.9      205.2      220.3      162.1        4.9      181.2      223.4

   Total revenues          16,034.1   15,663.0   20,946.3   20,228.1   19,350.2   18,199.1   16,803.1

Property-liability
 insurance claims and
 claims expense            11,142.5    9,585.1   12,922.5   15,205.1   12,518.8   12,198.8   10,873.6

Life insurance policy
 benefits                   1,526.2    1,567.1    2,102.5    2,153.8    2,121.6    1,827.2    1,653.7

Policy acquisition
 costs                      2,395.9    2,449.3    3,279.2    3,154.1    3,072.1    2,870.3    2,678.8

Other operating costs
 and expense                  842.4      875.6    1,184.5    1,140.4    1,098.6    1,001.8      913.3

Interest expense               44.6       64.0       81.6          -          -          -          -

   Total costs and
     expenses              15,951.6   14,541.1   19,570.3   21,653.4   18,811.1   17,898.1   16,119.4

Income (loss) from
 continuing operations
 before income taxes
 (benefit)                     82.5    1,121.9    1,376.0   (1,425.3)     539.1      301.0      683.7

Income tax expense
 (benefit)

   Current operations        (238.2)      79.4       74.5     (925.7)    (183.4)    (250.8)    (131.5)

   Fresh start adjustment         -          -          -          -          -     (139.0)         -

     Total income tax
      expense (benefit)      (238.2)      79.4       74.5     (925.7)    (183.4)    (389.8)    (131.5)

Income (loss) from
 continuing operations        320.7    1,042.5    1,301.5     (499.6)     722.5      690.8      815.2

Gain from discontinued
 operations, net of tax           -          -          -          -          -       10.5          -

Cumulative effect of
 accounting changes               -          -          -     (325.6)         -          -          -

Net income (loss) (1)        $320.7   $1,042.5   $1,301.5    $(825.2)    $722.5     $701.3     $815.2

Earnings (loss) per
 share (2)

   Income (loss) from
    continuing operations     $0.71      $2.42      $2.99     $(1.16)

   Cumulative effect of
    accounting changes            -          -          -      (0.75)

   Net income (loss)          $0.71      $2.42      $2.99     $(1.91)

Dividends declared per
 share                        $0.54      $0.18      $0.36

Pretax catastrophe
 losses(3)                 $1,680.2     $389.9     $545.9   $3,300.3     $505.7     $449.8     $468.7

Realized capital gains,
 net of tax                   121.5      133.4      143.2      107.0        3.2      119.6      147.5


Financial position (1)

Investments(4)            $48,039.4  $45,914.8  $48,791.2  $41,730.8  $38,861.1  $33,509.9  $28,617.5

Total assets(4)            60,949.5   57,060.2   59,358.0   52,098.4   47,377.9   41,477.8   35,582.8

Claims reserves and
 contractholder funds      39,551.0   36,846.7   37,436.4   35,881.6   31,661.0   27,177.6   22,325.9

Debt(5)                       862.0    1,170.1      850.0    1,800.0          -          -          -

Total liabilities(5)       52,168.3   48,441.7   49,058.3   46,715.7   39,226.9   34,351.1   28,789.5

Shareholders' equity
 (4)(5)                     8,781.2    8,618.5   10,299.7    5,382.7    8,151.0    7,126.7    6,793.3

Book value per share(6)       19.53      19.15      22.89      17.04

Statutory surplus
    Property-liability
      companies             6,613.9    6,908.9    7,145.1    4,766.7    5,421.7    4,710.3    4,524.5

    Life companies          1,233.2    1,144.7    1,185.4    1,002.1      900.3      800.4      594.8


Other operating data

Property-liability
  claims and claims
  expense ratio                89.1       78.7       79.2       96.6       82.7       85.4       82.8

Property-liability
  combined ratio              112.1      102.3      103.0      120.8      107.5      109.9      107.5

Effect of catastrophe
  losses on property-
  liability combined
  ratio(7)                     13.4        3.2        3.3       21.0        3.3        3.1        3.6

Annual statutory
  premiums written to
  surplus ratio (U.S.
  property-liability
  operations)                     -          -       2.3x       3.2x       2.7x       3.0x       2.9x

  Ratio of earnings to
   fixed charges(8)            1.7x       9.3x       8.8x          -       7.0x       4.5x       9.8x

Total employees              47,871     49,404     48,889     51,515     54,144     57,232     55,789

Total Allstate agents        14,736     14,766     14,602     15,082     15,680     16,547     16,029

(1) Financial position for September 30, 1994 and December 31, 1993 reflects the adoption of new accounting for certain investments in debt securities. Operating results and financial position for 1994, 1993 and 1992 reflect the adoption of new accounting rules for postretirement and postemployment benefits.

(2) Pro forma for nine month period ended September 30, 1993 and for the years ended December 31, 1993 and 1992.

(3) Catastrophe losses are reported net of reinsurance. A catastrophe is defined by Allstate as an event that causes pretax losses, before reinsurance, in excess of $250,000 and involves multiple first party policyholders. Pretax catastrophe losses before reinsurance were $1.7 billion and $389.9 million for the nine-month periods ended September 30, 1994 and 1993, respectively, and $545.9 million, $3.5 billion (including $2.7 billion relating to Hurricane Andrew), $574.9 million, $492.0 million and $607.2 million for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively.

(4) As a result of a change in accounting for investments in debt securities, total investments at September 30, 1994 decreased $64.3 million; total assets and shareholders' equity at September 30, 1994 each increased $33.4 million. Total investments, total assets and shareholders' equity at December 31, 1993 increased $2,405.3 million, $1,472.0 million and $1,472.0 million as a result of the accounting change.

(5) Debt, total liabilities and shareholders' equity at December 31, 1992 reflect, on a pro forma basis, the results of capitalization of Allstate with the contribution of all the common stock of AIC and the assumption of $1.8 billion of debt as if the capitalization had occurred as of December 31, 1992. Allstate was capitalized on March 8, 1993.

(6) Book value per share for 1992 is calculated as 1992 pro forma shareholders' equity plus net proceeds of the stock offering of $2,287.1 million divided by 450 million shares. Book value per share for 1991 and prior years is not meaningful.

(7) Calculated by dividing pretax net catastrophe losses by total property-liability earned premiums. Losses incurred in connection with Hurricane Andrew contributed 15.9 points to the 1992 combined ratio.

(8) For purposes of this computation, earnings consists of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and that portion of rental expense that is representative of the interest factor. Earnings for the year ended December 31, 1992 were not sufficient to cover fixed charges by $1,425.3 million. The loss in 1992 resulted primarily from the impact of Hurricane Andrew which caused pretax losses after reinsurance of $2.5 billion. Excluding losses from Hurricane Andrew, the 1992 ratio was 12.7x.

For a discussion of liquidity, capital resources, results of operations, and other information necessary to obtain an understanding of the historical amounts presented in The Allstate Corporation and Subsidiary Consolidated Statements of Income for the year ended December 31, 1993 and for the nine months ended September 30, 1994, please refer to the ``Management's Discussion and Analysis'' in Allstate's Annual Report on Form 10-K for the year ended December 31, 1993, and in Allstate's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994, respectively, incorporated herein by reference.


                      Selected 1994 Operating Results

On February 7, 1995, Allstate reported 1994 consolidated net income of $484 million, or $1.08 per share, compared with 1993 net income of $1.30 billion, or pro forma earnings per share of $2.99. For the fourth quarter of 1994, Allstate reported consolidated net income of $163 million, or 37 cents per share, compared with $259 million, or 57 cents per share for the same quarter in 1993. The 1994 annual and fourth-quarter periods include estimated after-tax losses from the January, 1994 California earthquake of $1.06 billion (without giving effect to an $81 million after-tax benefit from the release of excess Hurricane Andrew catastrophe reserves) and $130 million, respectively. See "1994 California Earthquake." Results for both 1994 periods were also impacted by a $99.9 million after-tax charge resulting from an early retirement program that was accepted by about 600 employees and which will save Allstate approximately $35 million annually, commencing in 1996.

For 1994, property-liability income was $312 million compared to $1.19 billion for 1993. Favorable trends in automobile claims, higher investment income and a lower expense ratio were more than offset by losses from the California earthquake. Life income for 1994 was $211 million compared to $163 million for 1993. This improvement resulted from higher profit on individual annuity products and lower operating expenses.

For the fourth quarter of 1994, property-liability income was $144 million compared to $227 million for the same period in 1993. Favorable trends in automobile claims, operating expense reductions and higher investment income were more than offset by catastrophe losses and the charge for the early retirement program. Life income for the fourth quarter of 1994 was $29 million compared with $42 million for the same period in 1993 as a higher volume of contract charges and lower operating expenses were offset by the charge for the early retirement program.


Pro Forma Condensed Consolidated Financial Statements

The pro forma condensed consolidated statements of income for the nine month period ended September 30, 1994 and the year ended December 31, 1993, give effect to current assumptions relating to 1) the planned sale of 61.4% of the outstanding common stock of PMI through the Stock Offering; and 2) the proposed Distribution, including equal division of the leveraged employee stock ownership plan of the Savings and Profit Sharing Fund of Sears Employees between Allstate and the Company and payment by the Company of the $450 million demand collateral note payable to AIC assuming the transactions had occurred as of the beginning of the respective periods. The pro forma condensed consolidated statements of operations do not reflect investment income resulting from the proceeds of the Stock Offering or payment by the Company of the demand collateral note. The pro forma condensed consolidated statement of financial position gives effect to the current assumptions relating to the above transactions assuming they occurred on September 30, 1994.

The pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the financial statements in Allstate's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the transactions described above been consummated on the dates assumed; nor is the pro forma information intended to be indicative of Allstate's future results of operations or financial position.


The Allstate Corporation Pro Forma Condensed Consolidated Statement of Operations (Nine Month Period Ended September 30, 1994)


(in millions, except per share data)
                                       Pro Forma Adjustments
                        Historical       PMI      Distribution   Pro Forma
                                      (Note 1)      (Note 2)
Revenues

Property-liability
 insurance premiums      $12,508.2     $(220.7)     $           $12,287.5

Life insurance premium
 income and contract
 charges                     807.7                                  807.7

Investment income, less
 investment expense        2,531.3       (42.1)        24.1 (A)   2,513.3

Realized capital gains
 and losses                  186.9        (2.0)                     184.9

   Total revenues         16,034.1      (264.8)        24.1      15,793.4

Costs and expenses

Property-liability
 insurance claims and
 claims expense           11,142.5      (107.1)                  11,035.4

Life insurance policy
 benefits                  1,526.2                                1,526.2

Policy acquisition
 costs                     2,395.9       (50.4)        (5.1)(A)   2,340.4

Other operating costs
 and expenses                842.4       (35.0)        (4.0)(A)     803.4

Interest expense (Note 3)     44.6                      7.9 (A)      52.5

   Total costs and
     expenses             15,951.6      (192.5)        (1.2)     15,757.9

Income from operations
 before income taxes and
 equity in net income of
 unconsolidated companies     82.5       (72.3)        25.3          35.5

Income tax expense
 (benefit) (Note 4)         (238.2)      (13.1)         8.9 (A)    (242.4)

Equity in net income of
 unconsolidated companies
 (Note 5)                        -        22.8                       22.8

Net income                  $320.7      $(36.4)       $16.4        $300.7

Net income per share
 (Note 6)                    $0.71       $(.08)        $.04         $0.67

Weighted average shares
 outstanding                 449.9       449.9        449.9         449.9

See Notes to Pro Forma Condensed Consolidated Financial Statements.



The Allstate Corporation Pro Forma Condensed Consolidated Statement of Operations (Year Ended December 31, 1993)


(in millions, except per share data)
                                       Pro Forma Adjustments
                        Historical       PMI      Distribution   Pro Forma
                                      (Note 1)      (Note 2)
Revenues

Property-liability
 insurance premiums      $16,323.4     $(284.9)   $             $16,038.5

Life insurance premium
 income and contract
 charges                   1,078.9                                1,078.9

Investment income, less
 investment expense        3,323.7       (54.1)        35.4 (A)  3,305.0

Realized capital gains
 and losses                  220.3        (7.2)                     213.1

   Total revenues         20,946.3      (346.2)        35.4      20,635.5

Costs and expenses

Property-liability
 insurance claims and
 claims  expense          12,922.5      (146.0)                  12,776.5

Life insurance policy
 benefits                  2,102.5                                2,102.5

Policy acquisition costs   3,279.2       (61.8)       (14.9)(A)   3,202.5

Other operating costs
 and expenses              1,184.5       (42.2)       (12.0)(A)   1,130.3

Interest expense (Note 3)     81.6                     15.4 (A)      97.0

   Total costs and
     expenses             19,570.3      (250.0)       (11.5)     19,308.8

Income from operations
 before income taxes
 and equity in net
 income of unconsolidated
 companies                 1,376.0       (96.2)        46.9       1,326.7

Income tax expense
 (Note 4)                     74.5       (15.9)        16.4 (A)      75.0

Equity in net income of
 unconsolidated companies
 (Note 5)                        -        31.0                       31.0

Net income                $1,301.5      $(49.3)       $30.5      $1,282.7

Net income per share
 (Note 6)                    $2.99       $(.11)        $.07         $2.95

Weighted average shares
 outstanding                 441.7       441.7        441.7         441.7

See Notes to Pro Forma Condensed Consolidated Financial Statements.



The Allstate Corporation Pro Forma Condensed Consolidated Statement of Financial Position (September 30, 1994)


(in millions)
                                       Pro Forma Adjustments
                        Historical       PMI      Distribution   Pro Forma
                                      (Note 1)      (Note 2)
Assets

Investments              $48,039.4     $(506.5)     $(349.8)(A) $47,633.1

                                                      450.0 (B)

Premium installment
 receivables               2,223.5       (37.5)                   2,186.0

Deferred policy
 acquisition costs         1,926.9       (26.3)                   1,900.6

Reinsurance recoverables   1,883.9       (11.9)                   1,872.0
Cash                         112.3        (3.7)                     108.6

Other                      3,980.3       217.6                    4,197.9

Separate Accounts          2,783.2                                2,783.2

   Total assets          $60,949.5     $(368.3)      $100.2     $60,681.4

Liabilities

Insurance reserves       $28,014.8     $(315.9)      $          $27,698.9

Contractholder funds      17,509.4                               17,509.4

Other liabilities and
 accrued expenses          3,008.8       (52.4)                   2,956.4

Debt                         862.0                                  862.0

Separate Accounts          2,773.3                                2,773.3

   Total liabilities      52,168.3      (368.3)                  51,800.0

Shareholders' Equity       8,781.2                   (349.8)(A)   8,881.4
                                                      450.0 (B)

   Total liabilities
    and shareholders'
    equity               $60,949.5     $(368.3)      $100.2     $60,681.4

See Notes to Pro Forma Condensed Consolidated Financial Statements.



Notes to Pro Forma Condensed Consolidated Financial Statements


Note 1 To reflect the impact of the planned sale by Allstate of 61.4% of the ownership of PMI in the Stock Offering at a share price assumed to result in net proceeds equal to book value at September 30, 1994. Any variation in the ultimate share price from that assumed will result in a one-time gain or loss on the transaction.

          The pro forma adjustments to net income reflected in the pro forma condensed consolidated statements of operations differ from the amounts reflected in PMI's financial statements for the respective periods primarily because of timing differences in the recognition of future losses related to PMI's discontinued mortgage pool insurance segment. PMI recorded the future losses as a premium deficiency in 1993 when it determined that the losses on its pool insurance business segment were likely to exceed the future premiums from this segment. Allstate's mortgage insurance segment included PMI's primary mortgage insurance business for purposes of measuring a premium deficiency, and, when such business was included there was no resulting premium deficiency. Accordingly, Allstate did not record a premium deficiency, but rather recorded such losses as they were incurred in 1994.

Note 2 To give effect to the current assumptions relating to the proposed Distribution.

          (A) To reflect equal division of the leveraged employee stock ownership plan of the Savings and Profit Sharing Fund of Sears Employees between Allstate and the Company. The pro forma adjustments include investment income at 9.2% on the note from the Allstate Plan, reduction of Allstate's profit sharing expense due to appreciation on the unallocated shares held by the ESOP, and a decrease in investments for the amount paid to the Company for the unallocated shares.

          (B) To reflect payment by the Company of the $450 million demand collateral note payable to AIC.

Note 3 Concurrently with the proposed Stock Offering, Allstate will offer a new issue of Exchangeable Notes due 1998. No pro forma adjustment has been reflected for the issuance of the Exchangeable Notes because the price range and interest rate for such notes have not been established. The anticipated annual impact of increased after-tax interest costs is not expected to exceed $.04 per share.

Note 4 Allstate has not established a valuation reserve relating to its deferred tax asset because it considers it more likely than not that it will earn sufficient taxable income in the future to realize such deferred tax assets, including sources of taxable income derived from the use of tax planning strategies.

          While Allstate's effective tax rate is expected to increase after the Distribution, it is not expected to vary materially from the pro forma effective rate.

          The Distribution may necessitate a change in the investment strategy of Allstate for tax planning purposes. Specifically, Allstate may vary its mix of holdings of taxable and tax-exempt securities. The extent of any shift in the portfolio will be dependent on underwriting performance and investment yields.

          While such a shift will tend to increase the effective tax rate, it will also increase investment income, as taxable securities generally have higher pre tax yields than tax-exempt securities. The net impact of any change in strategy may reduce the after-tax yield on the portfolio. However, any change in strategy is not expected to have a material effect on results of operations, liquidity or capital resources.

Note 5 When the exchange of the exchangeable notes takes place in 1998, Allstate will no longer record equity in net income of PMI.

Note 6 Assuming full exercise of the underwriters' overallotment options in the Stock Offering, the potential impact on net income per share would be a further decrease of $.01 for the nine month period ended September 30, 1994 and $.02 for the year ended December 31, 1993.

Additional Information

Allstate is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC (collectively, the ``SEC Reports''). For further information pertaining to Allstate (including financial statements and other financial information), the Allstate Common Stock and related matters, the Company shareholders are urged to read Allstate's SEC Reports. The SEC Reports can be inspected and copied at the locations specified under the caption ``Available Information''.

Incorporation by Reference


The following documents or portions thereof filed by Allstate with the SEC are incorporated by reference herein:


1.   Annual Report on Form 10-K for the fiscal year ended December 31,
     1993.

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994.


3. Current Reports on Form 8-K dated February 1, March 21, April 20, September 29, 1994 and January 17, January 18, and February 7, 1995.


4. The description of Allstate Common Stock contained in the final prospectus dated June 2, 1993 as filed pursuant to Rule 424(b) under the Securities Act of 1933, included in Allstate's Registration Statement on Form S-1 (File No. 33-59676) under the caption
     ``Description of Capital Stock.''

Allstate will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the foregoing documents incorporated herein by reference (other than any exhibits to such documents which are not specifically incorporated herein or into such documents by reference). Requests should be directed to:

                              The Allstate Corporation
                              Investor Relations
                              Allstate Plaza South
                              3075 Sanders Road
                              Northbrook, IL 60062-7127
                              or (708) 402-2800

All documents filed by Allstate with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting and any adjournment thereof shall be deemed to be incorporated by reference herein.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.


APPENDIX B: Opinion of Goldman, Sachs & Co.


February  , 1995


Sears, Roebuck and Co.
Sears Tower
233 South Wacker Drive
Chicago, IL 60684

Gentlemen and Mesdames:


We are acting as financial advisors to Sears, Roebuck and Co. (``Sears'') in connection with the proposed distribution of all of The Allstate Corporation (``Allstate'') common stock currently held by Sears (``Allstate Common Stock'') to the holders of Sears' common stock (``Sears Common Stock''), on a pro rata basis, as more fully described in the Sears Proxy
Statement dated February   , 1995 (the ``Spin-Off''). You have requested
our opinion as to certain financial aspects of the Spin-Off.


Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Sears and Allstate, having performed ongoing investment banking services for Sears, Allstate and their subsidiaries for many years, including acting as financial advisor to Sears in connection with the corporate repositioning announced September 29, 1992 which contemplated the initial public offering of approximately 20% of the common stock of Allstate. We served as lead manager of Allstate's initial public offering of common stock and debt securities in June 1993.

In arriving at our opinion, we have, among other things: (i) conducted discussions with members of the current senior management of Sears and Allstate with respect to the historical and current businesses of Sears and Allstate and the future prospects of Sears and Allstate, the anticipated effects of the Spin-Off on Sears' and Allstate's initial and projected capital structures, cash flow and results of operations, and the plans and programs for the financing of current and projected capital and operating requirements of Sears and Allstate, (ii) analyzed certain historical business and financial information for Sears and Allstate, (iii) reviewed certain projections provided by Sears and Allstate for Sears and Allstate for the years 1994 through 1998, (iv) reviewed public information relating to Sears and Allstate including public financial statements, and reviewed certain rating agency presentations, (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to certain of the businesses conducted by Sears and Allstate, (vi) considered the terms of other recent spin-off transactions, and (vii) conducted such other studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the historical and forecasted financial and other information regarding Sears and Allstate and their business segments and subsidiaries provided to us by Sears and its subsidiaries and have not undertaken any independent verification of any such information. We have assumed and have not independently verified the reasonableness of the projections provided by management in connection with our analysis of Sears and Allstate. We have not made any appraisals nor have we been furnished with independent appraisals of any of the assets of Sears or Allstate. At your instruction we have assumed projections will be realized in amounts shown at times stated. Further, our opinion is based on economic, monetary and market conditions existing on the date of this opinion, and we have not undertaken to reaffirm or revise or supplement this opinion based upon any events occurring after the date hereof.

In June 1993, Allstate offered 89,500,000 shares of its common stock to the public in concurrent U.S. and international public offerings (the ``Offerings''). Goldman, Sachs & Co. and Goldman Sachs International Limited acted as lead manager in the Offerings. Prior to the Offerings, Allstate was a wholly-owned subsidiary of Sears. After the completion of the proposed Spin-Off, Sears will no longer own any Allstate Common Stock. We have assumed with your consent that receipt of the Allstate Common Stock not currently publicly held (80.2% of outstanding Allstate Common Stock) will be tax-free for federal income tax purposes to the stockholders of Sears and that Sears will not recognize income, gain or loss as a result of the Spin-Off.

Based upon and subject to the foregoing and in light of the fact that the Spin-off will be on a pro rata basis to each of the holders of Sears Common Stock, it is our opinion that the Spin-off is fair to such holders.

Very truly yours,

Goldman, Sachs & Co.


APPENDIX C: Opinion of Morgan Stanley & Co. Incorporated


February   , 1995


Board of Directors
Sears, Roebuck and Co.
Sears Tower
Chicago, Illinois 60684

Dear Sirs and Mesdames:

We understand that Sears, Roebuck and Co. (``Sears'') is proposing to distribute the 80.2% of the common stock of The Allstate Corporation (``Allstate'') that Sears owns, on a pro rata basis, to the holders of Sears' common stock (the ``Spin-Off'').

You have asked for our opinion as of the date hereof whether the proposed Spin-Off is fair, from a financial point of view, to the holders of Sears' common stock.

For purposes of this opinion, we have:

(i) analyzed certain publicly available financial statements and other information relating to Sears and Allstate;

(ii) analyzed certain internal financial statements and other financial operating data concerning Sears and Allstate prepared by their respective managements and given to us by you;

(iii) analyzed certain financial budgets and forecasts prepared by the respective managements of Sears and Allstate and given to us by you;


(iv) compared the financial performance of Allstate with that of certain other companies with publicly traded securities which we deemed to be comparable to Allstate;

(v) compared the financial performance of Sears (excluding Allstate) with that of certain other companies with publicly traded securities which we deemed to be comparable to Sears (excluding Allstate);

(vi) discussed past and current operations and financial condition and the prospects of Sears with senior executives of Sears and of Allstate with senior executives of Allstate;

(vii) participated in discussions among representatives of Sears, Allstate and their legal advisors;

(viii) performed such other analyses as we have deemed appropriate; and

(ix) reviewed the proxy statement for the special meeting of shareholders of Sears relating to the Spin-Off (the ``Proxy Statement'').

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial budgets and forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Sears and Allstate. We have not made any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Sears or Allstate, nor have we been furnished with any such appraisals.

We have further assumed that, prior to the Spin-Off, Sears will receive a ruling from the Internal Revenue Service or an opinion of nationally recognized counsel to the effect that the Spin-Off will not be a taxable transaction to Sears, Allstate or their respective shareholders under federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of Allstate). We have further assumed the correctness of the conclusions set forth in such opinion or ruling, as applicable. We have further assumed that the Spin-Off will comply with (i)
Section 510 of the New York Business Corporation Law and (ii) all other applicable laws, except for any noncompliances with such other applicable laws that would not have a material adverse effect on Sears or Allstate. In addition, if dissenters' rights are available under New York law in connection with the Spin-Off, we have assumed for purposes of our opinion that, as of the time of the Spin-Off, the holders of not more than 1% of the outstanding shares of Sears' common stock will have taken requisite action to preserve dissenters' rights with respect to their shares.

In rendering our opinion, we have, with your consent, not considered the effect of any terms or arrangements relating to the Spin-Off (other than as set forth in the first paragraph of this letter or as described in the Proxy Statement), including the terms of any distribution, tax or other agreement or arrangement, or any amendment or modification to any existing such agreement or arrangement, except that you have informed us and we have assumed that (i) the existing tax consolidation between Sears and Allstate will be terminated as of the date of the Spin-Off and (ii) the effects of such termination will be as represented to us by the respective managements of Sears and Allstate. We have not solicited any proposals for the acquisition of stock or assets of Allstate or made any determination as to whether any such proposals could be obtained, if solicited.

Our opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of Sears and Allstate as they are represented to us as of the date hereof or as they were reflected in the information and documents reviewed by us. Our opinion assumes that the Spin-Off is completed on the basis set forth in the first paragraph of this letter and that the shares of Sears and Allstate are fully and widely distributed among investors and are subject only to normal trading activity. We note that trading in the common stock of Sears and Allstate for a period commencing with the public announcement of the Spin-Off and continuing for a time following completion of the Spin-Off may involve a redistribution of such securities among Sears' and Allstate's shareholders and other investors and, accordingly, during such period, such securities may trade at prices below both those at which they traded prior to the public announcement of the Spin-Off and those at which they would trade on a fully distributed basis after the Spin-Off. The estimation of market trading prices of newly distributed securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates. In addition, the market prices of such securities will fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of Sears and Allstate, and other factors which generally influence the prices of securities. In rendering our opinion, we are not opining as to the price at which the common stock of Sears or Allstate will trade after the Spin-Off is effected.

We have acted as financial advisor to the Board of Directors of Sears in connection with the Spin-Off and will receive a fee for our services. In the past, Morgan Stanley Group Inc. and its affiliates have provided investment banking and financial advisory services to both Sears and Allstate.

Our advisory services and the opinion expressed herein are provided solely for the benefit of Sears' Board of Directors in evaluating the Spin-Off and are not on behalf of, and are not intended to confer any rights or remedies upon, Sears, Allstate, any shareholder of Sears or Allstate or any person other than Sears' Board of Directors.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the proposed Spin-Off is fair, from a financial point of view, to the holders of Sears' common stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:

William H. Strong
Managing Director


APPENDIX D: Sections 910 and 623 of the New York Business Corporation Law

(section) 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange. (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

     (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

          (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

               (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

               (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in a subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

          (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

          (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

     (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(section) 623. Procedure to enforce shareholder's right to receive payment for shares. (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under Section 905 (Merger of subsidiary corporation) or paragraph (c) of Section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of Section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificate. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholders right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice laws and rules.

     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     (7) Each party to such proceeding shall bear it own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

     (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).


                          SEARS, ROEBUCK AND CO.
                            TABLE OF CONTENTS

                                                   Page
PROXY STATEMENT SUMMARY                               1

   The Special Meeting                                1


   The Distribution                                   1

   Selected 1994 Operating Results                    3



   Allstate                                           4

   Sears, Roebuck and Co. Historical Summary
     Financial Information                            5

   Sears, Roebuck and Co. Pro Forma Summary
     Financial Information                            6

THE SPECIAL MEETING                                   6

   Purpose of the Special Meeting                     7

   Voting Rights and Proxy Information                7

   Appraisal Rights                                   8

CERTAIN CONSIDERATIONS                                9

THE DISTRIBUTION PROPOSAL                            11

   Background and Reasons for the Distribution       11


   Factors Considered by the Board                   11


   Opinions of Financial Advisors                    12

   Manner of Effecting the Distribution              15

   Determination of the Distribution                 15

   Federal Income Tax Aspects of the Distribution    16

   Listing and Trading of Allstate Common Stock      16

   Listing and Trading of Sears Common Shares        17

   Conditions; Termination                           17

   Effect of the Distribution on PERCS               17

   Effect of the Distribution on Employee Stock
     Options and Restricted Shares                   17

   Agreements with Executive Officers                18

   Regulatory Approvals                              18

   Accounting Treatment                              19

RELATIONSHIPS BETWEEN THE COMPANY AND ALLSTATE       19

   Business Relationships                            19

   Agreements Relating to the Distribution           20

   Common Directors                                  23

SEARS, ROEBUCK AND CO. HISTORICAL
   SUMMARY FINANCIAL INFORMATION                     24

SEARS, ROEBUCK AND CO. PRO FORMA
   SUMMARY FINANCIAL INFORMATION                     25

SEARS, ROEBUCK AND CO. PRO FORMA
   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS       26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION OF THE CONTINUING
   BUSINESSES OF THE COMPANY                         31

BUSINESS OF THE COMPANY AFTER THE DISTRIBUTION       31

MANAGEMENT OF THE COMPANY AFTER THE DISTRIBUTION     34

STOCK OWNERSHIP INFORMATION                          35

   Security Ownership of Directors and Executive
     Officers                                        36

   Security Ownership of Certain Beneficial Owners   36

MARKET INFORMATION CONCERNING SEARS COMMON SHARES
   AND ALLSTATE COMMON STOCK                         37

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
   OFFICERS OF THE COMPANY AND ALLSTATE              37

COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE
   COMPANY AND ALLSTATE                              38

   Differences in Corporation Laws                   38

   Significant Differences in Corporate Charters
     and By-Laws                                     39

   Insurance Regulations Concerning Change or
     Acquisition of Control                          41

INDEPENDENT AUDITORS                                 42

SHAREHOLDER PROPOSALS                                42

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE      42

AVAILABLE INFORMATION                                42

APPENDIX A: Allstate Appendix                       A-1

   Business of Allstate                             A-1

   Recent Developments                              A-1

   Certain Factors Affecting The Allstate
     Corporation                                    A-2

   1994 California Earthquake                       A-2

   Allstate and Subsidiary Selected
     Financial Data                                 A-3


   Selected 1994 Operating Results                  A-4


   Pro Forma Condensed Consolidated
     Financial Statements                           A-5

   Additional Information                           A-8

   Incorporation by Reference                       A-8

APPENDIX B: Opinion of Goldman, Sachs & Co.         B-1

APPENDIX C: Opinion of Morgan Stanley & Co.
   Incorporated                                     C-1

APPENDIX D: Sections 910 and 623 of the
   New York Business Corporation Law                D-1